UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PRE-14A -- Amendment No. 2

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material under § 240.14a -12

ALTERNET SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ALTERNET SYSTEMS, INC.
2665 South Bayshore Drive
Suite 301
Miami, Florida 33133

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO ALL SHAREHOLDERS OF ALTERNET SYSTEMS, INC.:

A Special Meeting of the shareholders of Alternet Systems, Inc., a Nevada corporation (the “Company”), will be held in Suite 301, 2665 South Bayshore Drive, Miami, Florida on [day of the week], January xx, 2014, at 9:30 a.m. local time, for the following purpose:

To consider and vote upon the entry by the Company, and the approval by the Company of the entry by Alternet Transaction Systems, Inc. ("ATS"), an entity 51% owned by the Company, into a transaction with UtibaPte Ltd ("Utiba") for the sale of ATS's mobile payments business and assets to Utiba.

          The Company’s Board of Director has approved the matters described above and recommends that you approve this proposal.

          Only shareholders of record at the close of business on November 29, 2013, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

          We direct your attention to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Special Meeting.

January xx, 2014.

Very Truly Yours,

By:	/s/ Henryk Dabrowski

Chairman of the Board of Directors and

Chief Executive Officer

IMPORTANT NOTICES

Whether or not you plan to attend the Special Meeting, please vote your shares by: (1) the Internet, or (2) completing, signing, dating and returning the enclosed proxy card as soon as possible in the postage paid envelope provided. If you hold shares of common stock through a broker or other nominee, your broker or other nominee will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters.

The Proxy Statement and proxy card are available on the Company’s web site (www.alternetsystems.com).

Table of Contents

Reference	Page

Proxy Statement	[6]

Summary of the ATS Transaction	[7]

Record Date, Shares Outstanding and Board of Director Approval	[10]

Other Matters	[10]

Proposal: The ATS Transaction	[10]

ATS Transaction Risk Factors	[16]

No Dissenters Rights	[21]

Outstanding Voting Stock of the Company	[21]

Security Ownership of Certain Beneficial Owners and Management	[21]

Distribution of Proxy Statement	[22]

Interests of Certain Persons in or in Opposition to Matters Acted Upon	[22]

Shareholder Proposals	[22]

Additional Information	[22]

Incorporation of Financial Information by Reference	[22]

Conclusion	[23]

Written Proxy of Shareholders of Alternet Systems Inc	[24]

ALTERNET SYSTEMS, INC.
2665 South Bayshore Drive
Suite 301
Miami, Florida 33133
Phone: 786-265-1840

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
To Be Held January xx, 2014

          When used in this Proxy Statement, the terms “Alternet Systems,” the “Company,”“we,”“our,” or “us” refer to Alternet Systems, Inc. or Alternet Systems, Inc. and its subsidiaries, as appropriate in the context.

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

          The enclosed proxy is solicited on behalf of the Board of Directors of Alternet Systems, Inc. in connection with the Special Meeting of Shareholders of the Company to be held in Suite 301, 2665 South Bayshore Drive, Miami, Florida, on [day of the week], January xx, 2014, at 9:30 a.m. local time. We are first mailing this Proxy Statement and the enclosed proxy to our shareholders on or about January xx, 2014. The purpose of the Special Meeting is:

To consider and vote upon a proposal regarding the entry by the Company, and the approval by the Company of the entry by Alternet Transaction Systems, Inc. ("ATS"), an entity 51% owned by the Company, into a transaction with UtibaPte Ltd ("Utiba"), which currently owns 49% of ATS, for the sale of ATS's mobile payments business and assets to Utiba (the “ATS Transaction”).

          Voting Your Shares. We have provided the enclosed proxy card for use if you are unable to attend the Special Meeting in person or wish to have your shares voted by proxy even if you attend the Special Meeting. Whether or not you plan to attend the Special Meeting, please vote your shares by: (1) the Internet, or (2) completing, signing, dating and returning the enclosed proxy card as soon as possible in the postage paid envelope provided. You may revoke the proxy at any time before it is exercised by notice to the Corporate Secretary of the Company, by submitting a proxy card having a later date, or by appearing at the Special Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If you return your proxy card and do not specify how you would like your shares voted, then the proxies for the proposals described below will be voted as recommended by the Board of Directors.

          When stock is in the name of more than one person, the proxy is valid only if signed by all such persons. If the stockholder is a corporation, the proxy should be signed in the name of such corporation by the president or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer’s full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

          Method of Voting.You can simplify your voting and reduce our costs by voting your shares via facsimile or the Internet. We have designed the facsimile and Internet voting procedures to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If you hold your shares in the name of a bank or broker, the availability of facsimile and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by facsimile or the Internet, please complete, date, sign and return the proxy card.

          Additional Information. Please read this Proxy Statement. It describes the essential terms of the ATS Transaction, and provides other information about the Company. Additional information about the Company is contained in its periodic and current reports filed with the United States Securities and Exchange Commission (the “Commission”). These reports, their accompanying exhibits and other documents filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements, and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

          Recommendation of the Board of Directors. OUR BOARD OF DIRECTORS HAS PASSED A RESOLUTION THAT THE TERMS OF THE ATS TRANSACTION ARE IN THE BEST INTERESTS OF THE COMPANY, APPROVING THE ATS TRANSACTION, AND RECOMMENDING THAT YOU VOTE TO APPROVE THE ATS TRANSACTION.

          Solicitation of Proxies. The Company will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this Proxy Statement. We have engaged ____________ to solicit proxies in connection with the matters to be voted on at the Special Meeting. The terms of our engagement with ________________ requires us to pay _______________ upfront fee of $_______ and also reimburse ___________ for certain costs and expenses incurred in connection with the solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile, e-mail or in person. These directors, officers and employees will not be paid additional remuneration for their efforts, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Following the original mailing, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

SUMMARY OF THE ATS TRANSACTION

          The following summary highlights the material terms of the ATS Transaction. This summary does not contain all of the information that may be important for you to consider in evaluating the proposed sale. A description of the terms of the transaction documents is included in the Proxy Statement and copies of the Amended and Restated Asset Purchase Agreement, the Exclusivity Release, and the Non-Compete clause are annexed to this Proxy Statement as Exhibits 1, 2, and 3 respectively. You should read the entire Proxy Statement, the Amended and Restated Asset Purchase Agreement, the Exclusivity Release, the Non-Compete clause and the other documents attached to this Proxy Statement in their entirety to fully understand the ATS Transaction and its consequences to you before voting.

          Parties to the ATS Transaction

          The Company. Alternet Systems, Inc., a Nevada corporation, was incorporated in 2000. It is headquartered in Miami, Florida and its mailing address is 2665 South Bayshore Drive, Suite 301, Miami, Florida 33133. The Company’s securities trade on the NASD’s OTCQB under the symbol “ALYI”.

          The Company operates in the mobile financial services and mobile security business, as well as in several other vertical technology sectors.

          The Company operates its mobile financial services sales business through Alternet Transaction Systems, Inc. (“ATS”), as a joint venture entity currently owned 51% by the Company and 49% by Utiba, and which does business as Utiba Americas.

          ATS and ATS Guatemala

          Alternet Transaction Systems, Inc., a Florida corporation, was incorporated in 2009. It is headquartered in Miami, Florida and its mailing address is 2665 South Bayshore Drive, Suite 301, Miami, Florida 33133. ATS currently has one active majority owned subsidiary, Utiba Guatemala S.A.

          The stock of ATS is currently held 51% by the Company and 49% by Utiba. ATS is the exclusive reseller in the Americas of the mobile financial services platform developed and commercialized by Utiba.

          Utiba Guatemala, S.A. (“ATS Guatemala”) is a majority owned subsidiary of ATS. ATS Guatemala was formed under the laws of Guatemala in 2011. ATS Guatemala was formed to operate ATS's reseller business of Utiba products in Guatemala

          When used in this Proxy Statement, the terms “ATS” refers to Alternet Transaction Systems, Inc. or Alternet Transaction Systems, Inc. and ATS Guatemala, as appropriate in the context.

          Utiba.

          Utiba Pte. Ltd., a corporation formed under the laws of Singapore, was incorporated in 2001. It is headquartered in Singapore and its mailing address is 80 South Bridge Road, #03-01, Golden Castle Building, Singapore 058710.

          Utiba is a software developer and professional services provider of a mobile financial services software for the telecommunications, banking and financial services industry.

          Utiba currently holds 49% of the stock of ATS.

          Background of the ATS Transaction

          ATS is the exclusive reseller and distributor in the Americas of software owned and developed by Utiba, as more fully described below under “Utiba Background.”Utiba and the Company formed ATS to act as a reseller and to sell Utiba’s software in the Americas pursuant to an exclusive license (as long as Utiba holds shares in ATS) granted by Utiba to ATS. The Company owns 51% of ATS and Utiba owns the remaining 49% of ATS. Utiba also sells and distributes its software in other parts of the world.

          In June of 2013, the shareholders of Utiba (the “Utiba Sellers”) entered into a non-binding Letter of Intent with Amdocs Development Limited (the “Utiba Purchaser”), which is a subsidiary of Amdocs Limited, a global provider of business software and services for communications, media and entertainment industry service providers, to sell all of the issued share capital of Utiba to the Utiba Purchaser. The Letter of Intent called for a period where the Utiba Purchaser could conduct due diligence.

          By September 12, 2013, the Utiba Purchaser had completed its due diligence and entered into a Share Purchase Agreement with the Utiba Sellers for the sale by the shareholders of Utiba of the entire issued share capital of Utiba (the “Utiba SPA”). The Utiba Sellers notified the Company of the basic terms of the Utiba SPA, and pursuant to a Tag Along agreement between the Company and Utiba, the Company had the option to join the sale and sell its 51% interest in ATS on the same basic terms and conditions as the Utiba Purchaser acquires the ATS shares from Utiba. Management considered the opportunity to sell its position in ATS and determined it was in the best interests of the shareholders of the Company to pursue a transaction whereby it would divest its interest in ATS.

          Following further discussion, Alternet was presented with a proposal by Utiba, to acquire substantially all of the business and assets of ATS and to enter into certain related transactions, in each case as set out in this Proxy Statement. Given the various components of the consideration to be paid to ATS and the Company pursuant to the ATS Transaction, the Board has determined that the total valuation of ATS resulting from the ATS Transaction is an amount up to approximately US$10,784,314. Based upon the Company’s 51 percent ownership of ATS, the aggregate consideration to be paid to ATS and the Company is an amount up to $5,500,000.

          Management and the Board of Directors reviewed the purchase price and the conditions set in the proposal and proceeded to negotiate a definitive agreement with Utiba, for the purchase of assets and selected liabilities of ATS. On January 6, 2014, the parties entered into a Restated and Amended Asset Purchase Agreement, which is attached as Exhibit 1, that is subject to shareholder approval (hereinafter the "Asset Purchase Agreement").

          Management determined that the return on capital invested by the Company in ATS that would be realized on consummation of the ATS Transaction is approximately 40% per annum over a period of 3 years based on an investment of $2,000,000.

          In addition to the aggregate consideration to be paid to ATS and the Company determined by Management above, the following are additional key performance indicators:

  ATS’s revenues in 2012 were 1.33 MM USD, so that the aggregate consideration represents a multiple of 8.09 times ATS’s 2012 revenues.
  ATS’s EBITDA in 2012 was (2.76 MM) USD
  ATS has accrued Net Operating Losses since formation of approximately 4.2 MM USD

Overview of the ATS Transaction and Consideration Payable

As described in more detail below, the ATS Transaction consists of the following elements:

1.

The sale pursuant to the Asset Purchase Agreement (as defined below) by ATS of substantially all of its business and assets to Utiba (including the assumption by Utiba of certain liabilities related to such business and assets), in consideration for up to $3,100,000 in cash (the "Cash Purchase Price")subject to certain adjustments related to certain net receivables or liabilities, as the case may be, and reduction to the extent of certain tax liabilities of ATS. The amount of $300,000 of the Cash Purchase Price will be held back to cover certain claims that may be made under the indemnification provisions of the Asset Purchase Agreement;

2.

The entry by the Company into a non-compete covenant in favor of Utiba and its affiliates in the mobile payment, top up and mobile financial services industry for a period of 36 months, in consideration for a payment in cash on closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”) of $2,200,000;

3.	The release by the Company of Utiba from all its obligations under the ATS Shareholders Agreement in consideration for a payment in cash on Closing of $200,000; and

4.	Upon Closing, Utiba shall transfer its 49% interest in ATS to the Company so that the Company will own 100% of ATS after Closing.

          The aggregate consideration that ATS and the Company will realize in connection with the ATS Transaction, subject to certain adjustments, is approximately $5,500,000. The consideration payable under the Asset Purchase Agreement is subject to adjustment and certain deductions as are described below under “The Asset Purchase Agreement” beginning on page 12.

          Other Key Transaction Terms

          Assets Transferred and Liabilities Assumed: ATS is selling substantially all of the assets of its business, including its customer contracts, its supplier and service provider contracts, accounts receivable, cash and other balance sheet assets held, and its related computers and equipment. Utiba will assume specified liabilities of ATS and ATS Guatemala as more fully described below under “The Asset Purchase Agreement” on page12.

          Holdback: In order to secure ATS’s and the Company’s indemnity obligations, at Closing, Utiba will hold back $300,000 from the Cash Purchase Price for a period of up to 18 months from Closing (with an interim release of up to $150,000 on the first anniversary of Closing). See “The Asset Purchase Agreement” below on page 13for additional information.

          Conditions to the ATS Transaction: In addition to customary conditions to closing, consummation of the ATS Transaction is conditional upon the approval of the ATS Transaction by the Company’s shareholders, the obtaining of an agreed list of third party consents, 70% of ATS’s employees and 90% of certain key employees agreeing to become employees of Utiba, and the consummation of the transactions contemplated by the Utiba SPA. See page 13 below for additional information.

          Representations and Warranties: The Asset Purchase Agreement includes customary representations and warranties. All representations and warranties will survive the Closing and, except for certain exceptions, will expire 24 months after the date of Closing. See page 14 below for additional information.

          Indemnification: ATS and the Company have agreed to indemnify Utiba for losses and claims arising from breaches of representations, warranties or covenants, for any taxes arising as a result of the ATS Transaction and relating to any assets or liabilities excluded from the acquisition. The indemnification obligation for breaches of representations will only arise in respect of losses that exceed $25,000. See page 14 below for additional information.

          Covenants: The parties to the Asset Purchase Agreement have given certain customary covenants relating to the conduct of the business and in connection with the consummation of the ATS transaction. These are more fully described below under "The Asset Purchase Agreement".

          Exclusivity Release: The Company and ATS have entered into a release agreement that will automatically become effective on Closing. At such time, Utiba will be released from all its obligations under the ATS Shareholders Agreement in consideration for a cash payment of $200,000.

          The Utiba Purchaser Loan: In order to assist ATS in the ongoing financing of its business in the period between the execution of the Asset Purchase Agreement and the Closing of the ATS Transaction, an affiliate of the Utiba Purchaser has agreed to make a loan of up to $500,000 to ATS for working capital purposes (the “Utiba Purchaser Loan”). The Utiba Purchaser Loan accrues interest at a rate of five percent per annum and unless the transaction contemplated by the Asset Purchase Agreement is consummated is repayable in full on six months after date of signing. If Closing does occur, the outstanding amount of the Utiba Purchaser Loan is added to the purchase price payable under the Asset Purchase Agreement and is repaid by an affiliate of the Utiba Purchaser on behalf of ATS.

          In order to secure the repayment of the Utiba Purchaser Loan, the Company has guaranteed ATS's obligations thereunder.

RECORD DATE, SHARES OUTSTANDING AND BOARD OF DIRECTOR APPROVAL

          Each common shareholder of record at the close of business on November 29, 2013 (the “Record Date”) is entitled to notice of and to vote at the Special Meeting or any adjournments thereof (including by mail and internet as specified above). Each share of the Company common stock entitles the holder to one vote on any matter coming before a meeting of our shareholders. On the Record Date, there were 95,667,398 shares of the Company’s common stock outstanding.

          The Company's by-laws requires a quorum be present in person or by proxy, meaning more than fifty percent (50%) of the issued and outstanding shares of the Company, in order to vote on matters at a duly convened meeting of shareholders. Assuming a quorum is present, the approval of a majority of the common shares of the Company present (in person or by proxy) and voting at a duly convened shareholder meeting is required to approve the ATS Transaction. Our Board of Directors approved the proposed ATS Transaction on January 6, 2014.

OTHER MATTERS

          The Special Meeting will be open to the public. However, consistent with past years, only persons who attend in person and can demonstrate that they were shareholders of record on the Record Date or their proxies will be entitled to vote at or ask questions at the Special Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Special Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares if you wish to ask a question.

          If any other item or proposal may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Commission or incident to the conduct of the meeting, then the proxies will be voted in accordance with the discretion of the proxy holders.

PROPOSAL: THE ATS TRANSACTION

          Parties to the ATS Transaction

          The Company, Alternet Systems, Inc., a Nevada corporation, was incorporated in 2000. It is headquartered in Miami, Florida and its mailing address is 2665 South Bayshore Drive, Suite 301, Miami, Florida 33133. The Company’s securities trade on the NASD’s OTCQB under the symbol “ALYI”.

          The Company operates in the mobile financial services and mobile security business, as well as in several other vertical technology sectors.

          The Company operates its mobile financial services sales business through Alternet Transaction Systems, Inc., a joint venture entity currently owned 51% by the Company and 49% by Utiba.

          Alternet Transaction Systems, Inc. and Utiba Guatemala, S.A.

          ATS is a Florida corporation, was incorporated in 2009. It is headquartered in Miami, Florida and its mailing address is 2665 South Bayshore Drive, Suite 301, Miami, Florida 33133.

          The stock of ATS is currently held 51% by the Company and 49% by Utiba. ATS is a reseller in the Americas of the mobile financial services platform developed and commercialized by Utiba.

          ATS Guatemala is a wholly-owned subsidiary of ATS. ATS Guatemala was formed under the laws of Guatemala in 2011. ATS Guatemala was formed to operate ATS's reseller business of Utiba products in Guatemala

          Utiba.

          Utiba Pte. Ltd., a corporation formed under the laws of Singapore, was incorporated in 2001. It is headquartered in Singapore and its mailing address is 80 South Bridge Road, #03-01, Golden Castle Building, Singapore 058710.

          Utiba is a software developer and professional services provider of a mobile financial services software for the telecommunications, banking and financial services industry.

          Utiba currently holds 49% of the stock of ATS.

Utiba Background

          Utiba owns and develops software that allows an owner of a mobile device, such as a mobile phone or computer, to use that mobile device as a “virtual wallet” by receiving deposits and making payments from the mobile device (the “mobile payments field”). Utiba and the Company formed ATS to act as a reseller and to sell Utiba’s software in the Americas pursuant to an exclusive license (as long as Utiba holds shares in ATS) granted by Utiba to ATS. The Company owns 51% of ATS and Utibaowns the remaining 49% of ATS.

          The license agreement between ATS and Utiba contains performance requirements in terms of sales levels that must be met in order for the license to remain in force, and provides for a dilution of the Company’s shareholding in ATS in case these performance requirements are not met. Although ATS has been successful in entering into agreements in many nations in the Americas, ATS has not met the license agreement performance levels

          The mobile payments field is very competitive, and several of Utiba’s and ATS’s competitors have been acquired by large, well-capitalized concerns with global reach, extensive sales and marketing functions and high R&D budgets. To date, ATS has been facing liquidity challenges and has not been profitable. With larger competitors coming into the mobile payments field, it will make it more difficult for ATS to succeed and become profitable in the future.

          As stated above under “Summary of the ATS Transaction," the Utiba Sellers entered into a Share Purchase Agreement with the Utiba Purchaser for the entire issued share capital of Utiba. Completion of the transactions contemplated by the Utiba SPA is subject to Utiba simultaneously completing the ATS Transaction (although such condition is waivable at the absolute discretion of the Utiba Purchaser).

          Documents relating to the ATS Transaction

          The following summaries highlight the material terms of the transaction documents relating to the ATS Transaction. These summaries do not contain all of the information that may be important for you to consider in evaluating the proposed sale. Copies of the Amended and Restated Asset Purchase Agreement, the Exclusivity Release, and the Non-Compete clause are annexed to this Proxy Statement as Exhibits 1, 2 and 3, respectively. You should read the entire Proxy Statement, the Amended and Restated Asset Purchase Agreement, the Exclusivity Release, the Non-Compete clause and the other documents attached to this Proxy Statement in their entirety to fully understand the ATS Transaction and its consequences to you before voting.

          The Asset Purchase Agreement

          As of October 13, 2013, the Company, Utiba, ATS and ATS Guatemala entered into an Asset Purchase Agreement in order to effect the sale by ATS of all of its business and assets to Utiba as more fully described as part of the ATS Transaction herein. This Asset Purchase Agreement was amended and restated on January 6, 2014 (as so amended and restated, the “Asset Purchase Agreement”). The material terms of the Asset Purchase Agreement are set forth below and the entire Agreement is subject to the approval of shareholders of the Company.

          Assets Transferred and Liabilities Assumed: ATS is selling substantially all of the assets of its business, including the following assets (to the extent that ATS has any such assets):(i) all customer contracts, (ii) all supplier and service provider contracts, (iii) any intellectual property that is owned (this is negligible), (iv) all accounts receivable, (v) all cash and other balance sheet assets held, (vi) all computers and equipment, (vii) any goodwill associated with its business, (viii) proposals to customers, (ix) rights under warranties, representations and guaranties given to ATS in relation to its business, (x) rights under any insurance policies relating to ATS’s business, (xi) rights under legal proceedings relating to ATS’s business, (xii) performance bonds and similar assets, (xiii) rights or claims for refunds, rebates or discounts, (xiv) all backlog created prior to the date of the Asset Purchase Agreement, and (xv) all other rights, assets, properties and business (except as specifically excluded) held for use in the conduct of ATS’s business.

          The liabilities to be assumed by Utiba will include ATS’s operational liabilities, including those under the customer contracts that are assigned as well as liabilities under certain financing agreements and accounts payable to an agreed list of counterparties. Liabilities that will not be assumed (and that will be paid off prior to or at Closing or otherwise retained by ATS) include liabilities for taxes of ATS, liabilities to ATS’s employees arising prior to Closing (whether or not they are subsequently employed by Utiba), and liability under the loan made to ATS by Loma Real Investments.

          Purchase Price: If the ATS Transaction is consummated, Utiba shall pay ATS for the assets an aggregate purchase price of $2,600,000, plus the amount of the Utiba Purchaser Loan(described below)outstanding at such time. As it is anticipated that the full amount of the Utiba Purchaser Loan of $500,000 will be outstanding at the date of the closing of the transaction contemplated by the Asset Purchase Agreement (the “Closing”) the aggregate cash purchase price payable by Utiba to ATS upon Closing is expected to be $3,100,000 (the "Cash Purchase Price").

          The Cash Purchase Price will be subject to adjustment, at Closing, based upon the aggregate value of certain of the assets acquired and the amount of liabilities assumed. These purchase price adjustments are more fully described below under “Adjustments to Purchase Price.” Utiba will also hold back the amount of $300,000 of the Cash Purchase Price as described below under “Holdback”.

          In addition to the Cash Purchase Price, upon Closing, Utiba shall pay to the Company the amount of $2,200,000 (the “Non-Compete Payment”) as consideration for the covenants made by the Company as described below under “Non-Compete Covenant”.

          Payment of Purchase Price at Closing: On Closing, Utiba will pay: (i) the Non-Compete Payment to the Company, and (ii) the Cash Purchase Price ($2,600,000) (as adjusted pursuant to the preliminary adjustment to the Purchase Price described below under “Adjustments to Purchase Price”), less deductions of (A) the amount currently due by ATS to the IRS in respect of certain tax liabilities, and (B) the $300,000 holdback amount, to ATS. The amount of the Utiba Purchaser Loan will be paid directly by Utiba to the Utiba Purchaser so as to settle ATS's liability under the Utiba Purchaser Loan. As more fully described below, the amount deducted in respect of ATS’s tax liability will be paid directly by Utiba to the IRS for the account of ATS.

          Adjustments to Purchase Price: The Cash Purchase Price is subject to adjustment based upon the net value of the accounts receivable acquired, less (i) trade payables assumed, (ii) advanced billings assumed, and (iii) the value of other liabilities assumed. The target for the net value of these amounts is zero and an adjustment will be made to the Cash Purchase Price on a dollar-for-dollar basis for the amount of any deficit (ie. a $1 reduction to the Cash Purchase Price for each $1 of deficit), and on a 50 cents for each dollar basis for the amount of any excess (i.e., a 50 cents increase to the Cash Purchase Price for each $1 of excess).

          A preliminary adjustment shall be made to the Cash Purchase Price to be paid at Closing based upon the relevant values as estimated by ATS (on a good faith, reasonable best estimate basis) five days prior to Closing. Following Closing, Utiba shall be entitled to prepare its own calculation of any adjustment and, following agreement or the use of customary dispute mechanisms, a balancing payment by ATS or Utiba shall be made, as appropriate.

          Holdback: In order to secure ATS’s and the Company’s indemnity obligations, at Closing, Utiba will hold back $300,000 from the Cash Purchase Price. Subject to there being no outstanding indemnity claims, $150,000 of the holdback will be released to ATS on the first anniversary of Closing, with the remaining $150,000 being released on the date that is 18 months after the date of Closing.

          Non-Compete Covenant: Pursuant to the Non-Compete Covenant attached to the Asset Purchase Agreement as Exhibit A, and in exchange for the Non-Compete Payment, the Company has agreed that neither it, ATS, nor any of the Company’s other subsidiaries will compete with the mobile payment, top up and mobile financial services business of ATS for a period of 36 months from the date of Closing. In addition, the Company has agreed that neither it nor any of its representatives or affiliates will solicit employees that transfer to Utiba, or customers or suppliers of the ATS business that is acquired.

          Conditions to the ATS Transaction: The Asset Purchase Agreement includes the following conditions to Closing: (i) the obtaining of any required governmental consents, (ii) there being no outstanding legal proceedings which have or could prevent the transaction, (iii) the obtaining of the approval of the ATS Transaction by the Company’s stockholders, (iv) the material accuracy of the representations and compliance with the covenants by each person, (v) the obtaining of an agreed list of third party consents, (vi) not less than 70% of ATS’s employees and 90% of certain key employees agreeing to become employees of Utiba, (vii) the consummation of the transactions contemplated by the Utiba SPA, (viii) there having been no material adverse effect on the purchased assets or business or on the ability to timely consummate the transactions contemplated under the Asset Purchase Agreement other than events arising from changes or conditions generally affecting the industries or markets relating to the purchased business to the extent such changes do not disproportionately adversely affect the purchased business, and (ix) the Exclusivity Release remaining in full force and effect.

          Representations and Warranties: The Asset Purchase Agreement includes customary representations and warranties. All representations and warranties will survive the Closing and will expire twenty-four (24) months after the date of Closing, other than claims for fraud, willful misconduct or intentional misrepresentations and the representations of the Company relating to authorization, non-contravention and consents, title, tax matters and the Foreign Corrupt Practices Act, which will generally expire on the date that is six (6) months after the applicable statute of limitations, and representations relating to intellectual property which will generally expire forty-eight (48) months after the date of Closing.

          Indemnification: ATS and the Company have agreed to indemnify Utiba for losses and claims arising from breaches of representations, warranties or covenants, breaches of obligations under the documents relating to the ATS Transaction, and for any taxes arising as a result of the ATS Transaction and relating to any assets or liabilities excluded from the acquisition. The indemnification obligation for breaches of representations will only arise in respect of losses that exceed $25,000.

          Covenants: The parties to the Asset Purchase Agreement have given certain covenants, as follows:

          Conduct of Business: Prior to Closing, ATS will be required to conduct its business in the ordinary course, including obligations to preserve the business and relationships, to maintain its equipment and permits, to pay any required maintenance fees, to comply with applicable law, to provide Utiba with notice of any material loss or damage, and to refrain from granting or issuing any shares or options.

          ATS will also be prohibited from hiring any new employees, consultants or agents (or changing their compensation or benefits or granting any other compensation), subjecting any purchased asset to a lien, acquiring or disposing of any assets, modifying or terminating any contract, canceling or waiving any debt, entering into any capital expenditure in excess of $25,000 per commitment, or $50,000 in total, paying any dividend or distribution, or entering into any related party transaction.

          Consents: Each of the parties has agreed to use its commercially reasonable efforts to take all actions necessary to consummate the ATS Transaction and to promptly make any required regulatory filings. In addition, ATS and ATS Guatemala have agreed to use their respective best efforts to obtain the third party consents required for consummation of the ATS Transaction.

          Cooperation: Each of the parties has agreed to cooperate in respect of the business transition, and ATS and ATS Guatemala have agreed to allow access for Utiba and the Utiba Purchaser to its offices, properties and operations.

          Employees: ATS and ATS Guatemala will cooperate with Utiba in the solicitation and hiring by Utiba of certain employees of ATS that Utiba identifies. In cases in which Utiba enters into a definitive employment arrangement with the selected employees, ATS and ATS Guatemala will terminate such selected employees’ employment with ATS effective from Closing, such that they will become employees of Utiba from such time.

          No-Shop Obligation: The Company, ATS, ATS Guatemala and their respective representatives shall be prohibited from soliciting, encouraging, facilitating or engaging in any alternative transaction proposal for ATS until the first to occur of: (i) Closing, and (ii) a rejection by the Company’s stockholders of the ATS Transaction.

          Termination: The Asset Purchase Agreement may be terminated (i) by mutual consent, (ii) by Utiba on or after January 25, 2014 if Closing has not occurred by such time (provided that the Utiba Purchaser or Utiba, with the consent of the Utiba Purchaser, is entitled to extend such date by a period of up to two months), or (iii) by either party if there is a non-appealable judgment preventing Closing, or if there is an unremedied breach of representation or covenant by the other party that would prevent satisfaction of the condition relating to representations and covenants on Closing. In each of the foregoing cases, Utiba shall only be entitled to exercise any right of termination with the prior consent of the Utiba Purchaser.

          Exclusivity Release Agreement

          The Company and ATS have entered into a release agreement that will automatically become effective on Closing. At such time, Utiba will be released from all its obligations under the ATS Shareholders Agreement. Utiba will be required to pay the Company a cash payment of $200,000 upon Closing for the grant of this release.

          The Utiba Purchaser Loan Agreement

          In order to assist ATS in the ongoing financing of its business in the period between the execution of the Asset Purchase Agreement and the closing of the ATS Transaction, an affiliate of the Utiba Purchaser has agreed to make a loan of up to $500,000 to ATS for working capital purposes (the “Utiba Purchaser Loan”). The disbursement schedule of the Utiba Purchaser Loan is as follows:

  $200,000 on or prior to the date of the filing of the preliminary proxy statement in respect of the approval of the ATS Transaction by the shareholders of the Company;

  $150,000 on or prior to the one-month anniversary of the filing date of the preliminary proxy statement; and

  $150,000 on or prior to the two-month anniversary of the filing date of the preliminary proxy statement.

          In addition, to the extent the full $500,000 maximum loan amounts have not been disbursed, immediately prior to Closing, an additional amount will be disbursed to bring the total outstanding amount of the loan to $500,000; provided, that if there is an event of default under the loan at such time, the lender shall not be obligated to make such additional advance.

          The Utiba Purchaser Loan accrues interest at a rate of five percent (5%) per annum and is repayable in full on six months after the date of signing. Upon any event of default under the Utiba Purchaser Loan (which includes the event of the Company’s stockholders not approving the ATS Transaction), subject to a grace period of five days to cure such default, if curable, the Utiba Purchaser Loan will become immediately repayable and the Utiba Purchaser will have the right to convert the outstanding amount of the Utiba Purchaser Loan into equity of ATS causing the Company to become a minority shareholder of ATS.

          In order to secure the repayment of the Utiba Purchaser Loan, the Company has guaranteed ATS's obligations thereunder. In addition, upon any event of default (including customary events of default, and also the event of the Company’s shareholders not approving the ATS Transaction), subject to a grace period to cure such default, if curable, the full amount of the Utiba Purchaser Loan will be convertible, at Utiba Purchaser’s option, into seven percent (7%) of the fully diluted share capital of ATS.

          Reasons for engaging in the ATS Transaction

          The Board of Directors believes that the ATS Transaction under the terms of the Asset Purchase Agreement, the Exclusivity Release and related documents is in the best interests of ATS, of the Company, and of the Company’s shareholders.

          In reaching the decision to enter into the ATS Transaction, the Board of Directors considered a number of factors, including those described below:

          Attractive Aggregate Purchase Price. The Board of Directors considered the aggregate financial terms offered by Utiba for the ATS Transaction to provide an attractive valuation of ATS’s business.

          ATS’s need for substantial further financing. In the period preceding the approach by Utiba and the Utiba Purchaser, the Board of Directors had determined that ATS would need to raise a significant amount of additional funds so as to be able to continue its normal operations, as well as to be able to seek to expand ATS’s business as is required in order to compete with its competitors and to maintain its current customer base. Both ATS and the Company have historically suffered cash flow problems and management’s projections of future expenditure and revenue generation showed a worsening of the Company’s and ATS’s cash positions.

          The mobile payments field is very competitive, and several of Utiba’s and ATS’s competitors have been acquired by large, well-capitalized concerns with global reach, extensive sales and marketing functions and high R&D budgets. To date, ATS has been facing liquidity challenges and has not been profitable. With larger competitors coming into the mobile payments field, it will make it more difficult for ATS to be in a level competitive advantage compared with its peers.

          Sale of Utiba.The Board of Directors considered ATS’s close relationship with Utiba, that its business is primarily the resale of the Utiba product, and that as a joint venture company, strategic decisions of ATS generally required the consent of both the Company and Utiba. Once the Board of Directors was made aware of the acquisition by the Utiba Purchaser of the entire issued share capital of Utiba, the Board of Directors considered that a strategic transaction with Utiba or with Utiba’s purchaser would potentially offer ATS the most favorable transaction terms.

          Alternet investment cap and horizon. The Company’s investment strategy in high growth emerging technology has been based on a 4 year plan established by management. The investment by the Company in ATS will shortly enter its 4th year. Entry by ATS and the Company into the ATS Transaction meets management’s criteria for an exit from the investment in accordance with its four year plan.

          Intended Use of Proceeds. The Company is now seeking additional opportunities in the mobile security space and other payment processing areas and will focus on areas more closely suited to its core competencies. The proceeds that would be received in connection with the ATS Transaction would provide the Company and ATS with substantial resources to apply on these new opportunities.

          Tag Along Provisions. When ATS was incorporated, the Company and Utiba entered into specific Drag Along and Tag Along provisions. The Board of Directors of the Company elected to take the opportunity to exercise those provisions based on the basic price as the Utiba Purchaser acquires the ATS shares from Utiba and to present it the shareholders of the Company for approval.

          The foregoing information and factors considered by the Board of Directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, the Board of Directors did not find it practicable to, and did not quantify, rank or otherwise assign relative weight to the specific factors it considered in approving the ATS Transaction. In addition, individual members of the Board of Directors may have given different weight to different factors. The Board of Directors considered all of these factors as a whole, and overall considered them to be favorable and to support its determination.

          Background, Past Contacts and Negotiations

          From mid-August 2013 until mid-October 2013, the Company, Utiba and the Utiba Purchaser were engaged in negotiations of the terms of transaction and exploring the resolution of open issues with legal counsel. The parties and their counsel further negotiated the terms of the Asset Purchase Agreement, the Exclusivity Release and related documents, leading to the proposed terms of the ATS Transaction set out in this Proxy Statement.

          As of October 13, 2013, the parties executed the definitive Asset Purchase Agreement, the Exclusivity Agreement and related documents. As of January 6, 2014, the parties negotiated changes and executed the Amended and Restated Asset Purchase Agreement.

          The Use of Proceeds

          The Company intends to use the proceeds from the sale to pay debts and other liabilities, fund the expansion of the mobile security business of its subsidiary, and to pursue acquisitions of payment processing businesses. No acquisition candidate has been identified at this time.

          The Company is pursuing opportunities in payment processing and other sectors meeting the Company’s overall corporate and investment strategy. The Company will continue to leverage its international expertise, primarily regionally, as well as explore domestic and global opportunities. The Company is in active discussions with acquisition and joint-venture candidates and announcements will be made as appropriate.

          Support Agreements

          As of the date hereof, Utiba has received Support Agreements from fifteen shareholders who between them hold 17,350,460 shares of common stock of the Company, representing 15.96% of the issued share capital of the Company (collectively, the “Support Agreements”) of 95,667,398 as of November 21, 2013. Under the Support Agreements, each of the signing shareholders has agreed that, until termination, he or she shall vote in favor of the ATS Transaction and against any shareholder proposal that is inconsistent with the ATS Transaction.

ATS TRANSACTION RISK FACTORS

          In addition to the Risk Factors “incorporated by reference” pursuant to the other provisions of this Proxy Statement, the Company has identified the following additional Risk Factors associated with the ATS Transaction.

Risks if the ATS Transaction is not approved

          Need for financing. If the ATS Transaction is not approved, ATS will continue to operate its business. However, in that circumstance it is not known whether the Utiba Purchaser will consummate the transaction with the Utiba Sellers and, if the Utiba Purchaser does consummate the transaction with the Utiba Sellers, it is unknown whether ATS will continue to have the same level of support from Utiba that it had prior to the transaction. As discussed above in this Proxy Statement, the Board of Directors believes that each of ATS and the Company will need to secure additional funding to continue to meet its obligations and to continue to operate its businesses. To the extent that the Company and ATS are not able to obtain funds through consummation of the ATS Transaction, they will need to do so by the issuance of additional debt or equity, or through other means. There is no guarantee that the Company will be able to raise such additional financing.

          Repayment of the Utiba Purchaser Loan.Upon any event of default under the Utiba Purchaser Loan (which includes the event of the Company’s stockholders not approving the ATS Transaction), subject to a grace period of five days to cure such default, if curable, the Utiba Purchaser Loan will become immediately repayable and the Utiba Purchaser will have the right to convert the outstanding amount of the Utiba Purchaser Loan into equity of ATS causing the Company to become a minority shareholder of ATS.

          Loma Real Loan repayment. In July 2013, ATS entered into a loan agreement with Loma Real Investments. This loan is for an amount of up to $550,000 (of which $350,000 has been drawn down as of the date of this Proxy Statement) and is repayable on December 15th, 2015, but is also convertible into ATS shares upon any event of default which could have the effect of the material dilution of the current shareholders of ATS (Utiba and the Company). The number of shares of ATS into which the Loma Real Loan would be convertible would be determined based upon the equity value of ATS immediately prior to such conversion.The main risk of a default which would permit such a conversionarises from the possibility that some of ATS’s projects are delayed, meaning that ATS would be unable to repay a required payment of interest or principal. This would trigger the conversion and the massive dilution of the Company's interest in ATS.

          Industry consolidation and competitive landscape.Over the last two years the mobile financial services software industry has undergone a massive process of consolidation, through mergers and acquisitions. These have changed the competitive landscape for Utiba and ATS, as the industry participants are now significant players, with far larger financial resources, global reach and name recognition than ATS and the Company. This places ATS at a significant disadvantage, as it now needs to compete, not only with its products and services, but also with its weak financials and resources. Customers have raised a concern about our financial strength and viability, and have manifested this situation as a key element when choosing a mobile financial services platform for their business.

          Amdocs as a partner, in case the ATS Transaction is not approved. Our current relationship with the Utiba shareholders and founders, is excellent and based on a shared entrepreneurial spirit. The Board of Directors feels, that the relationship with the Utiba Purchaser, as the new owner of Utiba, may change and potentially become a limitation to our growth and performance. The Utiba Purchaser is a global organization with significant financial resources and, a partnership with Alternet, may not be an important business line for it.

          The Shareholders Agreement between the Company and Utiba with respect to ATS contains certain performance requirements in terms of sales levels that must be met in order for the exclusive territorial rights to the Americas to remain in force. ATS has not met those performance criteria. The Company believes that Utiba has waived those performance requirements. However, Utiba could claim that it did not waive the performance requirements. In case of a failure to meet performance requirements, the agreement allows for a dilution of the Company’s shareholding in ATS. Even though those performance levels have not been achieved, Utiba has not to date declared the license to be canceled or implemented any dilution of the Company’s holding in ATS.

PRO FORMA FINANCIAL STATEMENT OF INCOME

Below is the statement of income for the 9 months ended September 30, 2013 and twelve months ended December 31, 2012 and 2011. The pro-forma assumes the following:

  The ATS Transaction is closed in January 2014 and ATS ceases operations.
  The statement of income reflects current operations of the Company, excluding ATS as it is being discontinued. Income and expenses of ATS incurred during the Company’s nine months ended September 30, 2013 and the year ended December 31, 2012 and 2011 have been reclassified to Discontinued Operations for comparative purposes.

ALTERNET SYSTEMS INC.

For the year ended December 31, 2012 & 2011, nine months ended September 30, 2013	Actual	Actual	Actual
	2013 Q3	2012	2011
REVENUE
Sales	$1,082,000	1,356,000	1,211,000
COST OF SALES	811,000	923,000	1,123,000
GROSS PROFIT	271,000	433,000	88,000

OPERATING EXPENSES
Bad debt	642,000	178,000	3,000
Bank charges	0	12,000	9,000
Depreciation	56,000	93,000	26,000
Investor relations	92,000	56,000	41,000
Licenses, dues and insurance	0	6,000	9,000
Management and consulting	1,448,000	1,597,000	1,096,000
Marketing	0	20,000	12,000
Office and general	66,000	73,000	80,000
Professional fees	285,000	392,000	320,000
Rent	96,000	128,000	86,000
Salaries	1,084,000	1,068,000	1,056,000
Telephone and utilities	0	59,000	31,000
Travel	93,000	155,000	227,000
	3,862,000	3,837,000	2,996,000

NET LOSS BEFORE OTHER ITEMS	(3,591,000)	(3,404,000)	(2,908,000)

OTHER ITEMS
Interest Expense & Penalties	(342,000)	(457,000)	(45,000)
Loss on foreign exchange	174,000	(405,000)	0
Interest income	0	2,000	2,000
Loss on lease expiration	(60,000)	0	0
Loss on debt settlement	0	(579,000)	(144,000)
Forgiveness and adjustments of old accounts payable	18,000	0	0
	(210,000)	(1,439,000)	(187,000)

NET INCOME (LOSS) BEFORE INCOME TAXES	(3,801,000)	(4,843,000)	(3,095,000)

INCOME TAXES	0	3,000	0

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST	$(3,801,000)	(4,846,000)	(3,095,000)

NON-CONTROLLING INTEREST	(1,057,000)	(1,509,000)	(817,000)

NET AND COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO ALTERNET SYSTEMS INC.	$(2,744,000)	(3,337,000)	(2,278,000)

OTHER COMPREHENSIVE LOSS
Gain (loss) on derivative liabilities	0	0	(166,000)

TOTAL COMPREHENSIVE LOSS	$(2,744,000)	(3,337,000)	(2,444,000)

BASIC NET LOSS PER SHARE	$(0.03)	(0.04)	(0.04)

WEIGHTED COMMON SHARES OUTSTANDING	90,646,892	82,767,827	60,474,129

The accompanying notes are an intergral part of these consolidated financial statements

Below is the proforma statement of income for the 9 months ended September 30, 2013 and twelve months ended December 31, 2012 and 2011 excluding the Discontinued Operations. For prior periods, the net impact of the Discontinued Operations is shown in Discontinued Operations.

ALTERNET SYSTEMS INC.
	Excluding discontinued operations
For the year ended December 31, 2012 & 2011, nine months ended September 30, 2013	Actual	Actual	Actual
	2013 Q3	2012	2011
REVENUE
Sales	$3,000	23,000	54,000
COST OF SALES	0	0	47,000
GROSS PROFIT	3,000	23,000	7,000

OPERATING EXPENSES
Bad debt	7,000	22,000	3,000
Bank charges	0	10,000	7,000
Depreciation	0	1,000	2,000
Investor relations	92,000	56,000	41,000
Licenses, dues and insurance	0	1,000	3,000
Management and consulting	493,000	289,000	382,000
Marketing	0	4,000	7,000
Office and general	36,000	55,000	51,000
Professional fees	184,000	255,000	208,000
Rent	26,000	41,000	45,000
Salaries	569,000	355,000	768,000
Telephone and utilities	0	17,000	15,000
Travel	18,000	19,000	27,000
	1,425,000	1,125,000	1,559,000

NET LOSS BEFORE OTHER ITEMS	(1,422,000)	(1,102,000)	(1,552,000)

OTHER ITEMS
Interest Expense & Penalties	(319,000)	(381,000)	(39,000)
Other income and expense	0	2,000	2,000
Loss on foreign exchange	55,000	51,000	0
Interest income	0	2,000	2,000
Loss on debt settlement	0	(579,000)	(144,000)
Forgiveness and adjustments of old accounts payable	18,000	0	0
	(246,000)	(905,000)	(179,000)

NET INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS	(1,668,000)	(2,007,000)	(1,731,000)

DISCONTINUED OPERATIONS	(2,133,000)	(2,838,000)	(1,364,000)

NET INCOME(LOSS) BEFORE INCOME TAXES	(3,801,000)	(4,845,000)	(3,095,000)

INCOMETAXES	0	1,000	0

NET INCOME(LOSS) BEFORE NON-CONTROLLING INTEREST	$(3,801,000)	(4,846,000)	(3,095,000)

NON-CONTROLLING INTEREST	(1,057,000)	(1,509,000)	(817,000)

NET AND COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO ALTERNET SYSTEMS INC.	$(2,744,000)	(3,337,000)	(2,278,000)

OTHER COMPREHENSIVE LOSS
Gain (loss) on derivative liabilities	0	0	(166,000)

TOTAL COMPREHENSIVE LOSS	$(2,744,000)	(3,337,000)	(2,444,000)

BASIC NET LOSS PER SHARE	$(0.03)	(0.04)	(0.04)

WEIGHTED COMMON SHARES OUTSTANDING	90,646,892	82,767,827	60,474,129

RECOMMENDATION OF PROPOSAL: THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE ATS TRANSACTION.

NO DISSENTER’S RIGHTS

          Under Nevada Law, our dissenting shareholders are not entitled to appraisal rights with respect to any of the matters discussed in the Proxy Statement, and we will not independently provide our shareholders with any such rights.

OUTSTANDING VOTING STOCK OF THE COMPANY

          As of the Record Date, there were 95,667,398 shares of common stock issued and outstanding. The common stock constitutes the only outstanding class of voting securities of the Company. Each share of common stock entitles the holder to one (1) vote on all matters submitted to the shareholders. Shareholders do not have cumulative voting rights or pre-emptive rights for the purchase of additional shares of capital stock. The additional shares of common stock for which authorization is now sought are identical to the shares of common stock now authorized.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following tables list, as of September 30, 2013, the number of shares of common stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of 5% or more of the outstanding common stock; (ii) each person who served as an officer and director of the Company during the last fiscal year, and (iii) all officers and directors as a group during the last fiscal year. Information relating to the beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has a sole voting and investment power.

          The percentages below are calculated based on 92,564,731 shares of common stock issued and outstanding as of September 30, 2013. Unless otherwise indicated, the business address of such person is c/o 2665 South Bayshore Drive, Suite 301, Miami, Florida 33133.

          As of September 30, 2013, no individual known to the Company owned five percent (5%) or more of the outstanding shares of its common stock except as described below.

		Number of
Shareholder	Position	Shares	%
Flow Capital, LLC	Investor	7,409,700	8.0%
Global Equity Trading & Finance, Ltd.	Investor	7,075,000	7.6%
Henryk Dabrowski	Director & CEO	5,819,930	6.3%
Total		20,304,630	21.9%

          The following table sets forth, as of September 30, 2013, information as to the shares concerning the equity ownership of the Company’s directors and named executive officers individually and as a group.

		Number of
Shareholder	Position	Shares	%
Henryk Dabrowski	Director & CEO	5,819,930	6.3%
Fabio Alvino	Director & VP Business Development	4,454,592	4.8%
Robin Bjorklund	Director	4,258,170	4.6%
Michael Viadero	CFO	2,078,000	2.2%
Total		16,610,692	17.9%

DISTRIBUTION OF PROXY STATEMENT

          The Company will pay the costs of distributing the Notice of Special Meeting and this Proxy Statement to our shareholders. The distribution of the Notice will be made by U.S. mail.

SHAREHOLDER PROPOSALS

[Note to Draft: Alternet to insert the required information regarding shareholder proposals as indicated in Item 1 of Schedule 14A and Rule 14a-5(e).]

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON

          No director, officer, nominee for election as a director, associate of any director, officer of nominee of any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein which is not shared by all other shareholders pro rata in accordance with their respective interest.

ADDITIONAL INFORMATION

          We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file reports, proxy statements and other information required under the Exchange Act with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of such materials and information from the Commission can be obtained at existing published rates from the Public Reference Section of the Commission, 100 F Street, N.E., Room 1580, Washington, DC 20549. The Commission also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission which may be downloaded free of charge.

INCORPORATION OF FINANCIAL INFORMATION BY REFERENCE

          We “incorporate by reference” into this Proxy Statement certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the Commission:

•	Form 10-K for period ending December 31, 2011.

•	Form 10-Q for period ending March 31, 2012.

•	Form 10-Q for the period ending June 30, 2012.

•	Form 10-Q for the period ending September 30, 2012

•	Form 10-K for the period ending December 31, 2012

•	Form 10-K/A for period ending December 31, 2012.

•	Form 10-Q for the period ending March 31, 2013.

•	Form 10-Q for the period ending June 30, 2013.

•	Form 10-Q for the period ending September 30, 2013.

          We will be posting these items on our website for you to read and print. You may request an additional copy of these filings at no cost, by writing or telephoning us at the following address:

ALTERNET SYSTEMS, INC.
2665 South Bayshore Drive
Suite 301
Miami, Florida 33133
TOLL FREE 888-823-8494

CONCLUSION

          As a matter of regulatory compliance, we are sending you this Proxy Statement which describes the purpose and effect of the ATS Transaction, the Authorized Shares Amendment and the Preferred Shares Amendment. This Proxy Statement is intended to provide our shareholders information required by the rules and regulations of the Exchange Act.

For the Board of Directors of
Alternet Systems, Inc.

By:	/s/Henryk Dabrowski

Chairman and Chief Executive Officer

Dated: January xx, 2014.

WRITTEN PROXY OF SHAREHOLDERS OF ALTERNET SYSTEMS, INC.

The undersigned shareholder(s) of Alternet Systems, Inc. (the “Company”) hereby:

          Proposal to approve the ATS Transaction (check one):

[   ] APPROVES
[   ] DOES NOT APPROVE
[   ] ABSTAINS

By signing this written proxy, the shareholder(s) of the Company shall be deemed to have voted all shares of the Company’s common stock which he or she or it is entitled to vote in accordance with the specifications made above. If a shareholder signs and returns this written proxy card, but does not indicate thereon the manner in which the shareholder wishes to vote the shareholder’s shares with respect to the proposals described above, then such shareholder will be deemed to have given affirmative written approval in favor of the proposals.

THIS WRITTEN PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS WRITTEN PROXY MAY BE REVOKED AT ANY TIME PRIOR TO TERMINATION OF THE SOLICITATION PERIOD BY FILING A WRITTEN INSTRUMENT REVOKING THE PROXY WITH THE COMPANY’S SECRETARY.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU GIVE YOUR AFFIRMATIVE WRITTEN APPROVAL IN FAVOR OF THE ATS TRANSACTION, THE SHARE AUTHORIZATION AMENDMENT AND THE PREFERRED SHARES AMENDMENT.

(Number of Shares)	(Date)

(Print Name of Shareholder)	(Print Name of Joint Shareholder

(Signature of Shareholder)	(Signature of Joint Shareholder)

Please date this proxy card and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.

PLEASE RETURN THIS PROXY CARD BY ANY OF THE FOLLOWING METHODS:

  MAIL: Alternet Systems, Inc., 2665 South Bayshore Drive, Suite 301, Miami, Florida 33133
  FACSIMILE: 786-513-2887.
  EMAIL: ir@alternetsystems.com

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of October 13, 2013 (the “Agreement”) between UTIBA PTE LTD., a corporation formed under the laws of Singapore (“Purchaser”), ALTERNET TRANSACTION SYSTEMS INC., a corporation formed under the laws of the state of Florida (“Seller”), UTIBA GUATEMALA S.A. a company incorporated, under the laws ofGuatemala (the “Subsidiary”) and ALTERNET SYSTEMS, INC., a corporation formed under the laws of the state of Nevada (the “Shareholder”).

W I T N E S S E T H:

WHEREAS	The Seller and the Subsidiary are engaged in the Business (as defined below);

WHEREAS,	The Purchaser had notified the Seller and the Shareholder that it has determined to sell and transfer its shares in the Seller;

WHEREAS,	The Shareholder had communicated its desire to receive such shares in the Seller;

WHEREAS

The Seller and the Subsidiary desire to sell, transfer and assign to the Purchaser, and the Purchaser desires to acquire and assume from the Seller and the Subsidiary, the Purchased Assets and Assumed Liabilities (as hereinafter defined);

WHEREAS

As part of the consideration for entry by the parties into this Agreement, the Purchaser shall sell, assign, and transfer to Shareholder all of the Purchaser's shares in Seller free and clear of all liens and encumbrances;

WHEREAS

The Shareholder has agreed to give the non-compete covenants set out in Exhibit A (the "Non-Compete Covenant") by which the Shareholder will not compete (and will procure that the Seller will not compete) in certain business segments for a period of three years after the date of the Closing in consideration for the Non-Compete Purchase Price paid to the Shareholder; and

WHEREAS

The shareholders of Utiba as of the date hereof (the "Utiba Shareholders") have entered into a share purchase agreement with Amdocs Development Limited ("Amdocs") for the sale and purchase of the entire issued share capital of Utiba, dated September 12, 2013 (the ("UtibaSPA") .

WHEREAS

Concurrently with the execution and delivery of this Agreement and as a condition to and inducement of Purchaser’s willingness to enter into this Agreement: (a) certain shareholders of the Shareholder representing in the aggregate 16% of the Shareholder's share capital have entered into a voting undertaking (the "Support Agreement"), and (b) the Purchaser, the Seller and the Shareholder have entered into an exclusivity release agreement (the "Exclusivity Release") that is effective upon a Closing of the transactions contemplated by this Agreement.

NOW, THEREFORE in consideration of the promises and the mutual representations, warranties, covenants agreements and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

	1.1.	Certain Definitions

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Accounts Receivable” means all Seller and the Subsidiary's trade debts, accounts and notes receivable from customers (and not, for the avoidance of doubt, from the Subsidiary or the Seller), including unbilled accounts receivables and net of allowance for doubtful accounts provided for in accordance with GAAP, related to or arising out of the Business or the Purchased Assets in connection with the sale and license of products or provision of services, but excluding all receivables due from SistemasHewda or its Affiliates (being an amount of US$789,565.34) .

"Amdocs Loan" means the loan of up to US$500,000 made and to be made by Amdocs to the Seller pursuant to the terms of a loan agreement between Amdocs and the Seller dated on or about the date of this Agreement.

“Business” means the operations and activities of the Seller and the Subsidiary concerning the research, development, production, marketing, sale, distribution, maintenance, provision of services for, and other related activities, related directly or indirectly to the mobile payment, top up and financial services business including to the mobile financial and mobile commerce suiteof services, offered via a software platform, sold as a software license, or as a hosted service, that Seller and the Subsidiary market as Software as a Service (SaaS) (collectively, including all works-in-progress and in development, the “Products and Services”), as such business has been conducted prior to and as proposed to be conducted as of the date of Closing by the Seller and the Subsidiary.

“Business Day” means a day, other than Friday, Saturday, Sunday or other day on which commercial banks in London, England or Israel are authorized or required by applicable law to close.

“Cash” means cash or cash equivalents.

“Consents” means consents, approvals, requirements, exemptions, orders, waivers, allowances, novations, authorizations, declarations, filings, registrations and notifications.

“Contract” means, with respect to any Person, all agreements, undertakings, contracts, obligations, arrangements, promises, understandings and commitments (whether written or oral and whether express or implied) (i) to which such Person is a party, (ii) under which such Person has any rights, (iii) under which such Person has any Liability or (iv) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including all license agreements, manufacturing agreements, supply agreements, purchase orders, sales orders, distributor agreements, sales representation agreements, warranty agreements, indemnity agreements, maintenance and service agreements, employment and consulting agreements, guarantees, credit agreements, notes, mortgages, security agreements, financing leases, leases (including Leases), comfort letters, derivative agreements, confidentiality agreements, joint venture agreements, partnership agreements, binding open bids and Requests for Information (RFIs), Requests for Proposals (RFPs) and the like, powers of attorney, binding memoranda of understanding and binding letters of intent, including, in each case, all amendments, modifications and supplements thereto and Consents thereunder.

“Copyrights” means as set forth in the definition “Intellectual Property”.

“Damages” means any and all losses, Liabilities, claims, damages, deficiencies, diminutions in value, fines, payments, Taxes, costs and expenses, whether asserted or reasonably expected to be asserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising and whether or not resulting from Third Party claims (including costs and expenses of any and all legal matters); all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including reasonable attorneys', accountants' and other experts' fees and expenses, incurred in investigating, preparing for or defending against any such Legal Proceedings or other legal matters or in asserting, preserving or enforcing an indemnified party's rights hereunder).

“Documents” means all files, documents, instruments, correspondence, papers, books, reports, records, tapes, microfilms, photographs, letters, mails, budgets, forecasts, ledgers, journals, customer lists, customer files, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing and advertising documentation (sales brochures, flyers, pamphlets, promotional materials, web pages, etc.), and other similar materials, in each case in whatever form, including electronic databases, printed and other electronic media.

“Employees” means all individuals who are either employed or engaged by, or provide services to, the Seller or the Subsidiary as of the date hereof, either by way of employment agreements, consulting agreements or agreements with man-power companies or arrangements with the Shareholder, in connection with the Business and listed in Schedule 1.1(a) hereof under the title “employees”.

“Employee Agreement” each employment, consulting agreement or other engagement entered into between the Seller or the Subsidiary and any Employee, or applicable to the Employees, and each Contract relating to commissions, bonuses, benefits and other compensation terms between the Seller or the Subsidiary and any Employee or applicable to the Employees.

“GAAP” means Generally Accepted Accounting Principles in effect in the United States on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental, quasi governmental or regulatory body of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, or body, or (d) court, public or private arbitrator or other public tribunal.

“Grants” means grants, incentives, exemptions and subsidies from any Governmental Body or from any other Person under governmental funding received by or granted to the Seller.

“Hardware” means any and all computer and computer-related hardware or equipment, owned or purported to be owned by Seller including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and related peripherals.

“Holdback Amount” means an amount of US$300,000 that shall be withheld from the Purchase Price and paid to the Seller in accordance with the provisions of Section 10 of this Agreement.

“Holdback Period” means the period from the Closing Date until the Final Release Date.

“Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, owned or purported to be owned by Seller on the Closing Date, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, improvements, and all patents (including utility and design patents, industrial designs and utility models), patent applications, and all other rights of inventorship, worldwide, together with all reissuances, renewals, extensions, provisionals, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof (collectively, “Patents”); (b) trademarks, common law trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and URL addresses and general-use e-mail addresses, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof (collectively, “Marks”); (c) copyrights and registrations and applications therefor, including in and to works of authorship, moral rights, mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations, collective works, and derivative works thereof (collectively, “Copyrights”); (d) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software and specifications) (collectively, “Trade Secrets”); (e) all (i) software, computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) computer-based databases and compilations, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all versions, updates, corrections, enhancements and modifications related to any of the foregoing, and (v) all Documents (including, user manuals, training documentation, developer notes, comments and annotations) related to any of the foregoing (collectively, “Software”); (f) all computer and electronic data, data processing programs, documentation and software, both source code and object code (including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; (g) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

“Knowledge of Seller” or “Seller's Knowledge” (and expressions of similar import) means the knowledge of the officers, directors and executive employees of the Shareholder, the Seller or of the Subsidiary. An individual will be deemed to have “Knowledge” of a particular fact or matter if such individual is actually aware of such fact or matter or if such individual should have become aware of such fact or matter after making reasonable inquiry or otherwise in the course of performing his or her duties.

“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, legislation, constitution, code, Order, edict, decree, proclamation, treaty, convention, directive, ordinance, rule, regulation, permit, ruling, determination, decision, interpretation or other requirement that is issued, enacted, adopted, passed, approved, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and is applicable to and binding upon the relevant Person.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, litigation, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), at law or in equity by or before any Governmental Body.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, preference, lease, charge, option, right of first refusal, easement, trust, equitable interest, servitude, proxy, encumbrance, interference, defect in title, impediment of title, any third party right, impairment of title, imperfection of title, existing or known to be pending restriction on the use of any asset or the possession, exercise or transfer of any attribute of ownership of any asset, or any claim with respect to any of the foregoing.

"Loma Real Debt" means the promissory note dated August 5, 2013 between Loma Real and the Seller by which Loma Real has the option to convert certain debt to equity.

“Marks” means as set forth in the definition “Intellectual Property”.

“Material Adverse Effect” means any event, change, effect, condition or circumstance that, when taken individually or together with all other adverse events, changes or effects, is or is reasonably likely (a) to be materially adverse to the Purchased Assets, as a whole; or (b) to be materially adverse to the business, assets, condition (financial or otherwise), results of operations, cash flows or prospects of the Business and/or to the ability of the Purchaser to continue such Business after the Closing as conducted and as proposed to be conducted prior to the Closing; or (c) to prevent or materially delay consummation of the transactions contemplated by this Agreement or performance by the Seller or the Subsidiary of any material obligations under this Agreement or the Transaction Documents; other than any change, effect, event, occurrence, condition, development or state of facts arising from or relating to changes or conditions generally affecting the industries or markets related to the Business to the extent that such changes or conditions do not have a disproportionate adverse effect on the Business as a whole relative to other similarly situated companies.

“Network Identifiers” means all internet protocol addresses and networks used by the Seller, related directly or indirectly, in whole or in part, to the Business, including without limitation, DNS domain names, e-mail addresses, world wide web (www) and http addresses, network names, network addresses, and services (such as mail or web-site) whether or not used or currently in service, and including all registrations relating thereto in or with all registration bodies or organizations.

"No Shop End Date" shall mean the earlier of: (i) the Closing Date, and (ii) the date on which there is a Shareholder Rejection.

“Non-Compete Purchase Price” the sum of two million and two hundred thousand US dollars (US$2,200,000).

“Order” means any temporary, preliminary or permanent order, injunction, judgment, decree, edict, pronouncement, determination, reported decision, published opinion, verdict, sentence, stipulation, subpoena, ruling, writ, assessment or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel or any Contract with any Governmental Body that is or has been entered into in connection with any Legal Proceeding.

“ordinary course of business” describes any action taken by the Seller if such action is consistent with the ordinary and usual course of normal operations of the Business through the date hereof and consistent with past practice.

“Patents” means as set forth in the definition “Intellectual Property”.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, Governmental Body or other entity.

“Plan” means each plan, including any pension, retirement, cash balance, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, incentive (including, without limitation, cash, share option, sharebonus, shareappreciation, phantom shares, restricted share, restricted share unit and sharepurchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance pay, other welfare and fringe benefit and similar plans, programs, understandings, arrangements or agreements, including without limitation all employee benefit plans, sponsored or maintained by the Seller.

“Proxy Statement” means a proxy statement in definitive form relating to the meeting of the shareholders of the Shareholder to be held to vote on the approval of all transactions hereunder requiring such approval.

“Purchased Assets” means

“Purchased Assets” shall mean, as of the Closing Date, each of the following items, including in each case such of those items as are listed in Schedule 2.1:

(a)	the Transferred Intellectual Property;

(b)	the Purchased Equipment;

(c)

all of the goodwill associated with the Business and the Transferred Trademarks included in the Transferred Intellectual Property, including without limitation all rights associated with the Seller’s Network Identifiers;

(d)

the Accounts Receivable outstanding at the Closing (provided that such Accounts Receivable listed in Schedule 2.1 shall only include those to the extent that they remain outstanding as of the Closing), together with all related Contracts;

(e)	the Purchased Intellectual Property Licenses;

(f)	all Documents that are used or held for use in, or that arise out of, or related to, or are necessary for the Business or any of the Purchased Assets;

(g)	all Permits used or held for use as of Closing in the Business or relating to the Purchased Assets (or any portion thereof);

(h)

the Purchased Contracts, and all rights of the Seller or the Subsidiary under the Purchased Contracts; provided, however, that any breach, default or non compliance with any term thereof prior to the Closing or failure to complete any deliverable or otherwise perform any obligation pursuant to a Purchased Contract prior to the Closing, by the Seller or the Subsidiary is an Excluded Liability. If such breach, default or failure is disclosed to Purchaser, Purchaser may notify the Seller that it has elected to exclude such Contract from the Purchased Assets and such Contract will be considered an Excluded Asset;

(i)

all proposals submitted by or on behalf of the Seller or the Subsidiary prior to the date hereof to potential customers of the Business which proposals are still outstanding, and all pipeline of the Seller and the Subsidiary related to the Business, but only those listed in Schedule 2.1;

(j)

all rights of the Seller or the Subsidiary under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to or affecting any Purchased Assets or the Business;

(k)

all Third Party property and casualty insurance proceeds to the extent related to a matter that occurred prior to the Closing (whether received or receivable prior to or after Closing) in respect of any of the Purchased Assets and/or the Business;

(l)	all rights of Seller or the Subsidiary to any Legal Proceedings exclusively or primarily related to the ownership, use or value of any Purchased Asset, any Assumed Liability or the Business;

(m)

all assets related to the Business and/or the Purchased Assets included on the Financial Statements, including, without limitation, all Cash of the Seller or the Subsidiary as of the Closing Date and all prepaid expenses, other than prepaid expenses of directors and officers liability insurance and other than Excluded Assets;

(n)	all performance and other bonds, security and other similar deposits provided by third parties for the benefit of the Seller or the Subsidiary, related to any of the Purchased Contracts;

(o)

all rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof under the Purchased Contracts and arising after the Closing Date;

(p)

all claims, causes of action, choses in action, rights of recovery and rights of set off pertaining to or arising out of the Purchased Assets or the Assumed Liabilities, whether before or after the Closing Date;

(q)

all backlog (being the amount of specified products and services that are scheduled to be delivered by the Seller or the Subsidiary in connection with the Business after the Closing pursuant to, and calculated in accordance with, valid and binding agreements or firm purchase orders) created prior to the date hereof; and

(r)

all other rights, assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, purported to be or owned, held for use or used in the conduct of the Business by the Seller or the Subsidiary as the same existed prior to or will exist on the Closing Date.

“Purchased Contracts” means all Contacts currently in effect relating to the Purchased Assets and/or the Business and/or to the operation of the Seller or the Subsidiary in connection with the Business to which the Seller or the Subsidiary is a party, all of which are listed on Schedule 2.1.8 hereto, but other than those included in the Excluded Assets;

“Purchased Equipment” means all office equipment, telecom equipment and any material or machines, as well as all furniture, fixtures, furnishings, leasehold improvements, vehicles, computer and computer related Hardware, equipment (including research and development equipment) and other tangible personal property used, owned or leased by the Seller or the Subsidiary, used for the conduct of the Business, except to the extent included in the Excluded Assets.

“Purchased Intellectual Property Licenses” means any rights of the Seller or the Subsidiary to use any Third Party Intellectual Property in connection with or necessary for the Business, including without limitation the license granted under the brand license agreement between the Seller and the Purchaser dated August 3, 2010, as well as any license granted by or in connection with the Shareholders Agreement.

“Required Shareholder’s Shareholders Approval” means the approval, whether by vote of a majority of the shareholders of the Shareholder present (in person or by proxy) and voting at a duly convened shareholder meeting, or by written consent of majority of the shareholders of the Shareholder, in accordance with applicable Law, of this Agreement, the Exclusivity Release and all other Transaction Documents to which the Shareholder is a party and the consummation of the Transactions, pursuant to and subject to the terms and conditions of this Agreement, the Exclusivity Release and all other Transaction Documents.

“Representative(s)” means, with respect to any Person, such Person's Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“SEC” means the U.S. Securities and Exchange Commission.

"Shareholders Agreement" means the Shareholders Agreement relating to the Seller and entered into between the Shareholder and the Purchaser on December 8, 2009 (as amended).

"Shareholder Rejection" means the failure of the Shareholder's shareholders to approve, whether at a meeting of shareholders by a majority vote of those present (in person or by proxy) and voting at a duly convened meeting of the shareholders of the Shareholder, or by written consent of a majority of the shareholders of the Shareholder, in each case in accordance with applicable Law, of this Agreement, the Exclusivity Release and the transactions contemplated hereby and thereby.

“Software” means as set forth in the definition “Intellectual Property”.

“Tax” or “Taxes” means any and all taxes, charges, duties, fees, levies, imposts or other assessments, reassessments, or mandatory payments of any kind whatsoever, whether direct or indirect, imposed by or payable to or accrued to the benefit of any federal, state, local or foreign tax authority and/or Governmental Authority, including, without limitation, gross income, net income, gross receipts, license, payroll, employment, workers' compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, business, ad valorem, duties, turnover, goods, production, occupancy, utility, services, municipal, real property, abandoned property under escheatment Laws, capital gain, transfer and gain, alternative or add-on minimum, estimated, or other taxes or mandatory payments of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any liability for the foregoing by reason of membership in affiliated, consolidated, combined, unitary or similar Tax group by Contract, indemnity or otherwise.

“Taxing Authority” means any (domestic or foreign, as the case may be) Governmental Body, department or authority of any applicable jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, statement, declaration, notice, certificate, report or other document that is or has been filed with or submitted to, or is or was required to be filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any Subsidiary, or any of their Affiliates.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons. “Trade Secrets” means as set forth in the definition “Intellectual Property”.

“Transaction Documents” means this Agreement or any other agreement, certificate, instrument, exhibit or document attached or ancillary hereto or thereto, including the Exclusivity Release, Non-Compete Covenant, and the Support Agreement.

“Transferred Copyright” means the Copyrights relating to or embedded in the Transferred Software and its related Documents.

“Transferred Intellectual Property” means any and all of the rights, titles and interest in Intellectual Property, used, licensed, purported to be or owned by the Seller or any Subsidiary, related directly or indirectly, in whole or in part, to the Business, including without limitation, the Transferred Copyrights, Transferred Software (including all works-in-progress and Transferred Software in development), Transferred Trademarks, Network Identifiers, and the Transferred Trade Secrets.

“Transferred Shares” means all shares of the Seller owned by Purchaser, constituting 49% of the issued share capital of the Seller, on a fully diluted basis.

“Transferred Software” means the Software used, licensed, purported to be or owned by the Seller or the Subsidiary, related directly or indirectly to or necessary for the Business, including without limitation the connector application developed by the Seller and the Purchaser together which connects the Purchaser’s product with external applications operated by certain of the Seller’s customers. This includes a new connector being developed and all such connectors deployed with the Seller’s or the Subsidiary's customers and partners.

“Transferred Trademarks” means the Marks used, licensed, purported to be or owned by the Seller or the Subsidiary, related directly or indirectly to or necessary for the Business.

“Transferred Trade Secrets” means the Trade Secrets used, licensed, purported to be or owned by the Seller or any Subsidiary, related directly or indirectly to or necessary for the Business, including without limitation, those related to the Transferred Software and the Transferred Copyright.

1.2.

Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any supranational, national, federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

2.	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; NON-COMPETE COVENANT

Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall, in consideration for an aggregate of Two Million Six Hundred Thousand Dollars ($2,600,000.00) and the amount of the Amdocs Loan outstanding as at Closing (the "Base Purchase Price"), as adjusted pursuant to Section 3.5 (such amount as adjusted being the "Purchase Price"), purchase, acquire and accept from the Seller and the Subsidiary, and Seller and the Subsidiary shall sell, transfer, assign, convey and deliver to Purchaser all of the Seller's and Subsidiary's right, title and interest in, to and under the Purchased Assets free and clear of any Liens, and without any Liability of any kind or nature other than those specifically included in the Assumed Liabilities. In the event that the actual assignment, transfer, conveyance or delivery of any Purchased Asset to the Purchaser or any Affiliate thereof, involves or gives rise to any Liability, other than such Liability which is an Assumed Liability, then such Liability shall be deemed to be an Excluded Liability.

The lists and schedules of Purchased Assets will be updated immediately prior to the Closing, to take into consideration additional Purchased Assets acquired by the Seller or the Subsidiary during the period from the date hereof to the Closing Date, in the ordinary course of business or in accordance with the provisions of Section 7.1 below, all, with the prior written authorization of the Purchaser. It is clarified that any rights, assets, properties and business that fall within the above definition of Purchased Assets shall be (unless the Purchaser specifies otherwise) deemed a Purchased Asset, notwithstanding the failure to list the same on any of the aforementioned lists and schedules.

2.1.

Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, the Purchased Assets shall not include, and the Seller and the Subsidiary are not selling, transferring, assigning, conveying or delivering to Purchaser and the Purchaser is not purchasing, acquiring or accepting from the Seller or the Subsidiary, any of the rights, properties or assets, whether tangible or intangible, real, personal or mixed which are not defined as Purchased Assets under this Agreement (the “Excluded Assets”).

2.2.

Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and acquire, effective as of the Closing, only Liabilities that relate to the Purchased Assets and/or the Business and/or the operation of the Business, all of which are listed in Schedule 2.3, but excluding the Excluded Liabilities (the “Assumed Liabilities”) (and except as set out in Schedule 2.3, no liabilities shall be assumed by the Purchaser); provided, however, that Purchaser shall assume such expenses of the Seller resulting directly from the assignment of the Purchase Contracts (e.g. legal, travel, etc) at Closing, not exceeding $100,000 in the aggregate.

The parties hereby acknowledge that all accounts payable owed by the Seller to the Purchaser shall be discharged prior to the Closing and accordingly that such amounts shall not under any circumstances be assumed by the Purchaser.

2.3.

Excluded Liabilities.Purchaser will not assume or be liable for Liabilities of the Seller or the Subsidiary, or relating to the Business or the Purchased Assets, except for the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, Excluded Liabilities shall include:

2.3.1.	any Liabilities arising out of or in connection with the Excluded Assets;

2.3.2.

any Liabilities (including if such Taxes or exposures were disclosed under the Disclosure Schedule or otherwise) for (i) Taxes of or due by the Seller or the Subsidiary (including as a result of this Agreement and the transactions contemplated hereby), (ii) Taxes that relate to the Business, Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date (or straddle period), and (iii) Taxes of the Seller or the Subsidiary relating to the Excluded Assets or Excluded Liabilities, (iv) payroll Taxes due as of the Closing Date (whether accrued before or after the Closing Date), and (v) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

2.3.3.

any Liabilities relating to the failure of the Seller or the Subsidiary or any Employee or agent of the Seller or the Subsidiary to comply with Laws in any and all jurisdictions including, without limitation, laws dealing with improper or illegal payments, gifts or gratuities (including, by way of example the U.S. Foreign Corrupt Practices Act, as amended);

2.3.4.

any claim, Liability or obligation of the Seller or the Subsidiary towards any Employee with respect to any payment, compensation or benefit earned or due to be paid prior to the Closing Date, including any sale bonus or similar bonus related to, or resulting from, the transactions contemplated hereunder.

2.3.5.	any Liabilities arising out of, under or in connection with any of Seller or the Subsidiary's Contracts that are not Purchased Contract;

2.3.6.

any obligation or liability arising from any of the Seller or the Subsidiary’s failure to perform any of the agreements or covenants contained in this Agreement or in any Transaction Document or incurred by the Seller or the Subsidiary in connection with the transactions contemplated by this Agreement or any Transaction Document;

2.3.7.	all Liabilities arising out of or in connection with any activity or matter which is not part of the Business;

2.3.8.	any Liabilities in respect of any pending or threatened Legal Proceeding;

2.3.9.

subject to Section 2.3, any and all of the Seller or the Subsidiary's Liabilities with respect to costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the transaction expenses, as well as any cost or liability incurred in order to facilitate the transfer of the Purchased Assets to the Purchaser at the Closing, and any Liability arising from the Seller's or the Subsidiary's failure to perform any of its commitments, obligations or agreements contained in this Agreement or in any of the Transaction Documents;

2.3.10.

all and any of the Seller or the Subsidiary's Liabilities to any of their Employees and agents (whether under law, Contract or custom) arising from facts or circumstances occurring on or prior to the Closing Date (including, without limitation, any obligation to deduct and contribute any amounts to any Plan and any obligation to pay, deduct or withhold any Taxes in respect of any of the foregoing prior to Closing, and any obligation described in Section 8.8.48.8.4), and any Liabilities arising in connection with the termination of their employment or engagement on or prior to the Closing Date;

2.3.11.	any obligations, rights or undertakings between the Seller or the Subsidiary and any of their shareholders or other equity holders;

2.3.12.	any Liability relating to operating and non-operating expenses recorded on the financial statements of the Shareholder but not allocated to the Seller as of the date hereof;

2.3.13.

any Liability in respect of any proposal submitted by the Seller or the Subsidiary prior to the date hereof to potential customers of the Business which proposals are still outstanding, other than such Liabilities that relate to any of the proposals assumed by the Purchaser pursuant to Section 2.1.10 above;

2.3.14.

any action or threatened action by or on behalf of any current or prior shareholder, Employee and/or agent of the Seller or the Subsidiary whether or not in connection with this Agreement or the transactions contemplated hereby; and

2.3.15.	any Liability (including the Loma Real Debt and the Amdocs Loan) relating to any notes or loans to which any of the Seller or the Subsidiary are a party.

2.4.	Further Conveyances and Assumptions; Consent of Third Parties.

2.4.1.

Effective at the Closing, the Seller and the Subsidiary hereby irrevocably constitute and appoint the Purchaser as their true and lawful attorney, with full power of substitution, and without additional consideration to the Seller or the Subsidiary: (i) to demand and receive from time to time any and all the Purchased Assets and to make endorsements and give receipts and releases for and with respect to the same and any part thereof; and (ii) to institute, prosecute and settle any and all actions or proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or settle any or all actions or proceedings with respect to any of the Purchased Assets (subject to Section 10, if applicable), (iv) to do all such acts and things in relation thereto as Purchaser shall deem necessary or desirable. The Seller and the Subsidiary hereby acknowledge that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

2.4.2.

Without derogating from anything in Section 2.5.1, from time to time following the Closing and without additional consideration to the Seller or the Subsidiary, the Seller or the Subsidiary and Purchaser shall execute, acknowledge and deliver in a reasonably prompt manner, all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, in each case, as may be commercially reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement and the Transaction Documents, including with respect to the Purchased Assets, and to assure fully to the Seller and the Subsidiary, successors and assigns, the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby. In addition, the Seller and the Subsidiary shall provide Purchaser with all information, and copies of all Documents, which are part of the Excluded Assets and relate to Tax liabilities and attributes of the Seller or the Subsidiary, as may be required to enable Purchaser to prepare its Tax Returns.

2.4.3.

Notwithstanding anything to the contrary contained in this Agreement, to the extent the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Purchaser of any Purchased Asset is prohibited by any applicable law or would require any Governmental Body or Third Party Consents or waivers and such Consents or waivers shall not have been obtained prior to the Closing Date and the obtaining thereof is not a condition to the Closing, or that Closing has occurred irrespective that such condition was not met, then this Agreement will not constitute an agreement to assign or transfer any such Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom and following the Closing, the Seller and the Subsidiary shall be deemed to hold the respective Purchased Asset and all rights, benefits and privileges with respect thereto as a trustee for the sole benefit of the Purchaser and shall manage such Purchased Asset solely in accordance with instructions of the Purchaser, and the parties shall use their respective reasonable best efforts, and cooperate with each other, to obtain promptly such Consents or waivers. Pending such Consent or waiver the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser the full benefits of use of such Purchased Asset. Once such Consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, the Seller or the Subsidiary shall promptly assign, transfer convey or deliver, or cause to be assigned, transferred, conveyed and delivered, such Purchased Asset to the Purchaser for no additional consideration.

2.4.4.

The Purchaser shall be entitled to benefit, for no additional consideration, from the rights of the Seller and the Subsidiary under all non-disclosure, non-competition, non-solicitation and assignment agreements (not including the exhibits attached to this Agreement), provisions and arrangements to which the Seller or the Subsidiary is a party, which are related to the Purchased Assets and/or the Business or current or former employees, service providers or consultants of the Seller or the Subsidiary who are or were engaged in the Business (the “NDA Agreements”) solely to the extent that such NDA Agreements relate to the Purchased Assets and/or the Business and/or the Transferred Intellectual Property.

2.4.5.

Without additional consideration to the Seller or the Subsidiary, the Purchaser shall be added as a beneficiary to all insurance policies(if any) of Seller and the Subsidiary in which Seller or Subsidiary is named as a beneficiary related to the Purchased Assets or the Transferred Intellectual Property which stay in force and effect following the Closing Date (the “Business Insurance Policies”). In case the Purchaser is not added as a beneficiary to a Business Insurance Policy, it shall be entitled to benefit from the rights of the Seller or the Subsidiary under such Business Insurance Policies, and the Seller and the Subsidiary shall take all reasonable actions, at the reasonable direction of the Purchaser, in order to receive any amounts that are owed under any Business Insurance Policies related to Purchased Assets and/or the Business and/or the Transferred Intellectual Property. Subject to Section 2.3, all expenses incurred by the Seller or the Subsidiary with respect to the foregoing, shall be borne and paid by the Purchaser.

2.5.

Transfer and Value Added Taxes. No real property transfer or gains, sales, use, transfer, consumption, goods and services, stock transfer, stamp duties, and any similar taxes, duties, registration charges or other like charges shall apply in connection with the transactions contemplated hereby, as applicable.

2.6.	Withholding Taxes.

Except as provided in this Section 2.7, but notwithstanding any other provision in this Agreement, the Purchaser, or its Representatives shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by any applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller or other recipient of payments in respect of which such deduction and withholding was made. Any amounts deducted and withheld pursuant to this Section 2.6 shall be remitted to the relevant Tax authority accordance with applicable Law. Notwithstanding the preceding part of this Section 2.7, no withholding of taxes shall be required with respect to payments made under this Agreement to Seller and Shareholder under Singaporean law. Seller and the Shareholder shall, prior to any payment made under this Agreement and the Transaction Documents deliver a duly completed and executed IRS Form W-9.

2.7.

Non-Compete Covenant. In consideration for the payment of the Non-Compete Purchase Price under this Agreement and the entry by the Purchaser into this Agreement, the Shareholder hereby gives, as part of this Agreement, the undertakings and agrees to the provisions of the Non-Compete Covenant.

3.	CONSIDERATION.

3.1.

Consideration. The aggregate consideration for the Purchased Assets and Assumed Liabilities shall be an amount equal to the Base Purchase Price, as adjusted in accordance with this Section 3, payable under the terms and conditions of this Agreement. The aggregate consideration for the entry by the Shareholder into the Non-Compete Covenant shall be an amount equal to the Non-Compete Purchase Price.

3.2.

Payment of Closing Date Purchase Price. On the Closing Date, the Purchaser shall pay: (a) the Seller by wire transfer in immediately available funds to the account listed on Part 1 of Exhibit B, the Base Purchase Price after any adjustments (upwards or downwards) in accordance with Section 3.5 less (i) the Holdback Amount, (ii) the Tax Payment, and (iii) an amount equal to the Amdocs Loan as at Closing (the “Closing Date Purchase Price”), and (b) the Shareholder by wire transfer in immediately available funds to the account listed on Part 2 of Exhibit B, the Non- Compete Purchase Price. In the event the Closing Date Purchase Price according to the above (and below) adjustments is less than Zero, then the Purchaser may deduct such amounts from the payments due under the Exclusivity Release and from the Non-Compete Purchase Price.

	3.3.	Payment of the Tax Payment and the Amdocs Loan. At the Closing, the Purchaser will deliver:

3.3.1.	[Intentionally Left Blank],

3.3.2.

to the U.S. Internal Revenue Service (the "IRS") a cash amount (the "Tax Amount") equal to: (i) unless the condition set out in Section 3.3.2(ii) is satisfied, the lesser of: (A) US$866,000 (being the Purchaser's estimate of the maximum amount of the aggregate of all Taxes owed by the Seller or the Subsidiary in respect of its liability for Tax in respect of unpaid payroll Taxes (including all late payment fees, penalties and fines in respect thereof) as at Closing (the "Payroll Liability")), and (B) such amount as the Purchaser (with the written approval of Amdocs) and the Seller agree in writing as being the amount of the Payroll Liability, or (ii) if, prior to the Closing (and for the avoidance of doubt this provision shall not delay or prevent the occurrence of Closing, unless the Purchaser (with the prior written approval from Amdocs) determines otherwise) Seller is able to provide a written confirmation from the IRS of the amount of the Payroll Liability, the amount of such liability stated therein, in each case to be applied to the Seller's liability in respect of the Payroll Liability, providedthat Purchaser, Amdocs and the Seller shall work together prior to Closing with respect to negotiations with the IRS for determination of the Payroll Liability (and Purchaser and Amdocs shall receive all correspondence and documentation with the IRS related thereto) , The Seller and Subsidiary hereby authorize and give a full irrevocable power of attorney to the Purchaser and Amdocs to effect such payment detailed in this section above in its name and on its behalf immediately prior to Closing, and

3.3.3.	to Amdocs, an amount equal to the outstanding amount of the Amdocs Loan as at Closing.

3.4.

Purchase Price Tax Allocation. The purchase price of the Purchased Assets pursuant hereto shall be allocated among the Purchased Assets as of the Closing Date in a manner as set forth by Purchaser, subject to the reasonable review and comment by Seller. The Seller shall provide such information as Purchaser reasonably request for the preparation of such allocation. Seller and Purchaser shall report the purchase and sale of the Purchased Assets in accordance with such allocation for all Tax purposes and filings.

3.5.	Base Purchase Price Adjustment. The Base Purchase Price shall be subject to adjustment as follows:

3.5.1.

“Purchase Price Adjustment” means the aggregate of (i) the Accounts Receivable, minus (ii) to the extent that each of the following are included as Assumed Liabilities: (A) the amount of trade payables (excluding payables to the Purchaser if such payables are not Assumed Liabilities), and (B) advanced billings and deferred revenues relating to Purchased Contracts, and (C) the amount of all other Assumed Liabilities (including debt, and financial borrowings and asset financings (whether for tangible goods or software), providedthat if the Purchase Price Adjustment is a positive number, it shall be multiplied by one half.

3.5.2.	The Purchase Price Adjustment shall be determined in accordance with GAAP, consistently applied, and shall be prepared in accordance with and on a consistent basis to the Financial Statements.

3.5.3.

At least five (5) days prior to the Closing, the Seller will deliver to the Purchaser a certificate (the “Closing Adjustment Certificate") signed by the Seller’s CEO, that contains a good faith and reasonable best estimate of the Purchase Price Adjustment and Closing shall not occur unless Purchaser (with Amdocs' agreement) confirms its agreement with the Closing Adjustment Certificate. Together with such Closing Adjustment Certificate, the Seller and the Subsidiary shall provide all information, documents and data that are necessary or otherwise reasonably requested by the Purchaser in order to facilitate a review and examination of the information that is included in the Closing Adjustment Certificate. At the Closing, the Base Purchase Price shall be increased or decreased by any Purchase Price Adjustment.

3.5.4.

Within ninety (90) days after the Closing Date, Purchaser shall be entitled to prepare a calculation (the "Purchaser Calculation") of the Purchase Price Adjustment as at the Closing Date and to provide such calculation (together with information, documents and data that are necessary or otherwise reasonably requested by the Seller in order to facilitate a review and examination of the information underlying such calculation) to the Seller.

3.5.5.

If the Seller disputes the Purchaser Calculation, the Seller shall notify the Purchaser of such dispute by delivery of a written notice to that effect to Purchaser within fifteen (15) Business Days after delivery by the Purchaser to the Shareholder of the Purchase Price Adjustment Statement (the “Dispute Notice Period”), which notice will set forth in reasonable detail the basis for such dispute and the amount in dispute (the “Dispute Notice”).

3.5.6.	If the Seller does not deliver to the Purchaser a Dispute Notice within the Dispute Notice Period, then the Purchaser Calculation shall be final and binding on the parties.

3.5.7.

If the Seller timely delivers to the Purchaser the Dispute Notice, then the Purchaser and the Seller shall use reasonable efforts to resolve any disagreements as to the computation of the Purchaser Calculation (if any), and if it is so resolved, the Purchaser Calculation shall be modified as necessary to reflect such resolution and the Purchaser Calculation as so modified shall be final and binding on the parties.

3.5.8.

If the Seller and the Purchaser are unable to resolve the dispute within fifteen (15) Business Days after delivery of the Dispute Notice then any remaining items in dispute shall be submitted by either party to an internationally recognized accounting firm jointly chosen by the Shareholder and the Purchaser, which in the absence of an agreement shall be the New York office of KPMG (the “Audit Firm”).

3.5.9.

The Audit Firm will act as an expert not as an arbitrator. The written decision of the Audit Firm shall be rendered within no more than thirty (30) days from the date that the matter is referred to such firm and shall be final and binding on the parties hereto in the absence of manifest error or fraud and in such a situation shall then not be subject to dispute or review. Purchaser and the Shareholder shall cooperate in good faith with the determination process and the Audit Firm requests for information, including providing the Audit Firm with information as promptly as practicable after its request therefor.The expenses of the Audit Firm shall be borne by the party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Audit Firm.

3.5.10.	Within five days of the determination of any adjustment to the Purchaser Calculation:

(a)

the Seller shall pay to the Purchaser an amount equal to the excess of (i) the Purchase Price determined using the Purchase Price Adjustment as set out in the Closing Adjustment Certificate, above (ii) the Purchase Price determined using the Purchase Price Adjustment as set out in Purchaser Calculation, and

(b)

the Purchaser shall pay to the Seller an amount equal to the excess of (i) the Purchase Price determined using the Purchase Price Adjustment as set out in Purchaser Calculation, above (ii) the Purchase Price determined using the Purchase Price Adjustment as set out in the Closing Adjustment Certificate.

3.5.11.	Any post-Closing adjustment payments made under this Section shall be treated as adjustments to the Base Purchase Price for all Tax purposes.

4.	CLOSING

4.1.

Closing Date.Subject to the satisfaction of the conditions set forth in Section 9 hereof, the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place by the virtual exchange of documents by facsimile or PDF document (or at such other place as the parties may designate in writing) at the time and on the date on which the Closing under the Utiba SPA takes place (the “Closing Date”), unless another time or date, or both, are agreed to in writing by the parties hereto.

4.2.

Deliveries at Closing. At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered.

4.2.1.	The Seller and the Subsidiary shall deliver to the Purchaser:

4.2.1.1.

the Purchased Assets by way of transfer of ownership together with such transfer documents and instruments as the Purchaser may reasonably require, duly executed by the Seller and the Subsidiary, as required, evidencing the sale, conveyance, transfer and assignment to Purchaser of the Purchased Assets;

4.2.1.2.

a certificate signed by an executive officer or director of the Shareholder (on behalf of the Seller), dated as of the Closing Date, in the customary form, to the effect that each of the conditions set forth in Section9.2.1, 9.2.2, 9.2.6 and 9.2.8 has been satisfied.

4.2.1.3.

duly executed copies of the resolutions of the board of directors of the Seller, the Subsidiary and the Shareholder approving the signing, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereunder and thereunder;

4.2.1.4.

such duly executed specific assignments, bills of sale, endorsements, deeds and other good and sufficient instruments of conveyance and transfer reasonably requested by the Purchaser, in form and substance reasonably satisfactory to the Purchaser and its counsel as shall be effective to vest in the Purchaser title to all the Acquired Assets;

4.2.1.5.	duly executed copies of the Third Party (including from any Governmental Body) Consents or waivers listed on Schedule 4.2.1.6.

4.2.1.6.

a written confirmation and consent from each Person listed in Schedule 4.2.1.7 as having any Lien over any of the Purchased Assets and any Person who as of the Closing Date has any such Lien, that such Lien has been removed and is no longer in effect, together with certifications for such removals from the applicable Governmental Body;

4.2.1.7.

a certificate signed by an executive officer or director of the Shareholder (on behalf of the Seller), accompanied by updated lists and/or schedules of Purchased Assets as required pursuant to Section 2.1;

4.2.1.8.	a Share Transfer Deed evidencing the transfer of the Transferred Shares from the Purchaser to the Shareholder, duly executed by the Shareholder; and

4.2.1.9.

evidence satisfactory to the Purchaser and its counsel that any and all any Liabilities for payroll Taxes due as of the Closing Date (whether accrued before or after the Closing Date) have been paid to the applicable Taxing Authority.

4.2.2.	Purchaser shall deliver to Seller (except under Section 4.2.2.3 below):

4.2.2.1.

a certificate signed by an executive officer of the Purchaser (on behalf of the Purchaser), dated as of the Closing Date, in the customary form, to the effect that each of the conditions set forth in Section 9.3.1 and 9.3.2 has been satisfied;

	4.2.2.2.	theClosing Date Purchase Price, calculated pursuant to Section 3.1;

	4.2.2.3.	to Shareholder, the Non-Compete Purchase Price;

	4.2.2.4.	the Stock Certificates issued to Purchaser evidencing the Purchaser's shares of Seller, or a duly executed lost certificate affidavit in respect thereof;

	4.2.2.5.	a Share Transfer Deed evidencing the transfer of the Transferred Shares from the Purchaser to the Shareholder, duly executed by the Purchaser; and

	4.2.2.6.	all other instruments, agreements, certificates, affidavits and documents reasonably required to be delivered by the Purchaser at or prior to the Closing Date, pursuant to this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

Subject to the disclosures set forth in the disclosure schedule of the Shareholder delivered to the Purchaser concurrently with the execution of this Agreement (the “Disclosure Schedule”) (each of which disclosures, in order to be effective, shall clearly indicate the paragraph to which it relates , and each of which disclosures shall also be deemed to be representations and warranties made by the Shareholder to Purchaser under this Section 5), the Shareholder hereby makes each of the representations and warranties set out in Part 1 of Exhibit C to the Purchaser, as of the date hereof and as of the Closing Date.

6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby makes each of the representations and warranties set out in Part 2 of Exhibit C to the Seller as of the date hereof and as of the Closing Date.

7.	CONDUCT PRIOR TO CLOSING.

7.1.	Conduct of the Business Pending the Closing.

7.1.1.

From and after the date hereof and until the earlier of the Closing Date and the termination of this Agreement, except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser (with the written consent of Amdocs), which shall not be unreasonably withheld, the Seller and the Subsidiary shall and the Shareholder shall procure that the Seller and the Subsidiary shall:

7.1.1.1.	conduct the Business only in the ordinary course of business;

7.1.1.2.

use their reasonable commercial efforts to (A) preserve, and grow in accordance with current intentions, the present Business operations, organization (including management and the sales force) and goodwill of the Business and (B) preserve the present relationships with Persons having business dealings with the Seller or the Subsidiary in the conduct of, or relating to, the Business (including customers and suppliers);

7.1.1.3.

maintain (A) all of the Purchased Equipment in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the Purchased Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement, if at all in existence;

7.1.1.4.

(A) maintain its books, accounts and records relating to the Business in the ordinary course of business and (B) comply in all material respects with all Material Contractual and other obligations applicable to the operation of the Business;

7.1.1.5.	maintain all Permits relating to the Business in full force and effect;

7.1.1.6.

provide Purchaser with prompt notice of any material damage, destruction or loss, whether or not covered by insurance, with respect to the tangible Purchased Assets or any other event that could reasonably be expected to have a Material Adverse Effect;

7.1.1.7.

pay all maintenance and similar fees if and when due and take all other appropriate actions as necessary in the ordinary course of business to prevent the abandonment, loss or impairment of all Transferred Intellectual Property;

7.1.1.8.	comply with all applicable Laws;

7.1.1.9.	not grant or issue any shares or options to purchase shares or similar rights to any Employees; or

7.1.1.10.	not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

7.1.2.

The Seller and the Subsidiary agree, and the Shareholder shall procure that, from and after the date hereof and until the earlier of the Closing Date and the termination of this Agreement, except as otherwise expressly provided by this Agreement or with the prior written consent of the Purchaser (with the written consent of Amdocs), which shall not be unreasonably withheld, the Seller and the Subsidiary shall not:

7.1.2.1.

hire any new employee, consultant or agent to serve in the Business or, except as required or allowed under this Agreement, terminate any Employee, or, except as may be required pursuant to any applicable Law, or agreement with such Employee which is specified in the Disclosure Schedules, (A) increase the level of compensation of or pay any bonus to, any Employee other than pursuant to the terms of engagement existing as of the date hereof and set forth in the disclosure schedules, with such Employee, (B) increase the coverage or benefits available under any (or create any new) Plan made to, for, or with any of the Employees or otherwise modify or amend or terminate any such Plan, or (C) grant any Employee or other person any change of control, severance, retention or termination compensation or benefits, or any increase therein;

7.1.2.2.	voluntarily subject the Purchased Assets to any Lien or otherwise encumber or permit or allow to be encumbered, any of the Purchased Assets (whether tangible or intangible);

7.1.2.3.	acquire any properties or assets in connection with the Business, or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets;

7.1.2.4.	modify, renew, terminate or elect not to renew any Contract relating to the Business or enter into any Contract related to the Business;

7.1.2.5.	cancel or compromise any debt or claim or waive or release any right of the Seller or the Subsidiary in respect of the Purchased Assets;

7.1.2.6.	enter into any commitment for capital expenditures relating to the Business, exceeding US $25,000 per single commitment or US $50,000 in the aggregate;

7.1.2.7.

introduce any change with respect to the operation of the Business, including any change in the types, nature, composition or quality of products or services or make any material change in product specifications;

7.1.2.8.

enter into any Contract or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of the Purchaser, to compete with or conduct any business or line of business related to the Business in any geographic area;

7.1.2.9.	terminate, modify, renew, restate, supplement or waive any rights under any (A) Contract relating to the Business or Purchased Intellectual Property License or (B) Permit;

7.1.2.10.	write up, write down or write off the book value of any Purchased Assets, individually or in the aggregate, except for depreciation and amortization in accordance with GAAP consistently applied;

7.1.2.11.

pay any dividend, bonus or other distribution of capital, income or profit, or enter into any transaction with or for the benefit of the Shareholder and its Affiliates, and each of their respective directors and officers;

7.1.2.12.

enter into any Contract with any Affiliate of the Shareholder or of any director or officer or employee or shareholder of the Seller, the Subsidiary or the Shareholder, or any of their respective agents or Representatives, or amend the terms or grant any waiver under any such Contract that exists as of the date of this Agreement; or

7.1.2.13.	agree to do anything prohibited by this Section 7.1 (including providing any promises or assurances with respect to any of the foregoing).

7.1.3.

Point of Contact. All notices, request for consents and other communications pursuant to Section 7.1 shall be in writing, delivered in accordance with Section 12.5 and shall be sent by the Seller to Purchaser’s point of contact as detailed in Schedule 7.1.3 attached hereto.

8.	ADDITIONAL COVENANTS AND AGREEMENTS.

8.1.

Public Disclosure.Subject to the obligations set out in Section 8.11, the Seller and the Subsidiary shall not, and shall cause their Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Purchaser or any of its Affiliates’ or Amdocs name or refer to Purchaser or any of its Affiliates or Amdocs directly or indirectly in connection with such parties relationship with the Seller in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media. Notwithstanding anything herein, Purchaser and Amdocs may (with the Written consent of Amdocs) issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Purchaser may, in its reasonable discretion, determine. In such a case, Purchaser shall provide Seller with reasonable time to review such release or announcement in advance of such issuance, except to the extent required to make such disclosure pursuant to applicable Law and stock exchange rules and regulations. This section shall survive the consummation, termination or expiration of this Agreement, the Closing and the transactions contemplated hereby.

8.2.

Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Closing and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Section 9, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the transactions contemplated hereby.

8.3.

Access to Information.The Seller and the Subsidiary agree that until the earlier of the Closing Date and the termination of this Agreement, Purchaser and Amdocs shall be entitled, through their respective Representatives, to have access to, to review and discuss with the Seller and the Subsidiary and their officers, the properties, and operations of the Seller and such books and records relating to the Business or the Purchased Assets, including without limitation, correspondence with contacts at potential customers of the Business, all the foregoing for the purpose of consummating the transactions contemplated hereunder, ensuring compliance by the parties with the provisions of this Agreement and ensuring a smooth transition for the Business, its customers and the Employees.

	8.4.	Regulatory Consents.

8.4.1.

Each of Seller, the Subsidiary and the Purchaser shall, and shall cause their respective Representatives to, promptly and no later than ten (10) Business Day after the date hereof, execute and file, or join in the execution and filing of, any application, notification or other document that may be required to be delivered by such party to, or filed by such party with, in order to obtain the Consent of any Governmental Body, whether foreign, federal, state, local or municipal, which may be reasonably required, or which Purchaser may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement.

8.4.2.

In the event that under this Agreement, any Consents are not a condition to the Closing, then each of the Seller and the Purchaser shall continue to be bound by this Section 8.4 after the Closing in order to obtain the foregoing as soon as reasonably possible after the Closing.

8.5.	Third Party Consents and Notices. Without derogating from the provisions of Section 9:

8.5.1.

The Seller and the Subsidiary shall use their best efforts to obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, all Consents and waivers under each Contract listed or described on Schedule 1.3 (and any Contract entered into after the date hereof that would have been required to be listed or described on Schedule 1.3 if entered into prior to the date hereof).

8.5.2.

The Seller and the Subsidiary shall and the Shareholder shall procure that the Seller and the Subsidiary shall use their commercially reasonable efforts to notify, file or register with any Third Party at or prior to the Closing, all notification, filings or registrations listed or described on Schedule 1.3 (and any such notification, filings or registrations that would have been required to be listed or described on Schedule 1.3 if entered into prior to the date hereof).

8.6.

Transition. During the period between the signing of this Agreement and the earlier of the Closing Date or termination of this Agreement, the Seller, the Subsidiary and the Purchaser shall cooperate with one another in creating joint plans for the transition of the Business, the Purchased Assets, the Employees and Assumed Liabilities from the Seller and the Subsidiary to the Purchaser at and after the Closing.

8.7.

Notification of Certain Matters.Each party shall give prompt notice to the other parties of (i) the occurrence or nonoccurrence of any event which has caused or would be likely to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate in any material respect at or prior to the Closing; (ii) any material failure by such first party to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; (iii) any material notice or other material communication of which such party has knowledge from any Governmental Body or other Person in connection with the transactions contemplated by this Agreement; or (iv) any event, change, effect, condition or circumstance thatoccurred or to the knowledge of such first party are threatened or are reasonably likely to occur, which would individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect. The delivery of any notice pursuant to this Section 8.7 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.8.	Employees.

8.8.1.

The Seller and the Subsidiary shall provide such reasonable cooperation and assistance to the Purchaser, as the Purchaser shall reasonably request in the solicitation and hiring of certain Employees (the “Identified Employees”).

8.8.2.

Promptly following the date hereof, the Purchaser intends to offer employment or engagement, effective as of and contingent upon the Closing and thereafter, to the Identified Employees (each such offer, an “Employment Offer” and the employment agreement and related documents to be signed in connection therewith (such as, proprietary information, confidentiality, invention assignment, non compete and non solicitation undertakings), in a form provided by Purchaser, the “Purchaser Employment Documents”). Each Employee who accepts an Employment Offer and signs the Purchaser Employment Documents, and does not rescind or terminate any such document on or prior to the Closing is referred to herein as a “Hired Employee”.

8.8.3.

The Seller and the Subsidiary (as applicable) shall terminate the employment of each Hired Employee effective and conditioned upon the Closing and shall pay (either to such Hired Employees, the Tax authorities, or the applicable funds, as applicable) all benefits (to the extent applicable) that such Hired Employees may be eligible to receive under an Employee Agreement, applicable Law, the Plans or otherwise, including, without limitation, all severance, wages, accumulated unused vacation days, bonuses, commissions, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) due to such Hired Employees as of the close of business on the Closing Date, including any related payroll deductions (such as employee benefit plan contributions and employment Taxes which shall be paid when due) with respect thereto.

8.8.4.

Purchaser shall not be responsible for any severance or other obligation that becomes payable to or due to any Employee who are not Hired Employees as a result of a termination of his or her employment with the Seller or the Subsidiary. In the event that any Employee terminates his employment with the Seller or the Subsidiary at any time prior to the Closing, then any severance or other obligation that becomes payable to or due to such Employee as a result of a termination of his or her employment shall be the sole responsibility of the Seller.

8.9.

Delivery of all Company Assets. The Seller and the Shareholder undertake that no later than the Closing Date, all Purchased Assets shall be physically delivered to the Purchaser’s offices (as relevant, and to such other location as agreed between the Purchaser and the Seller), including without limitation:

	8.9.1.	the Equipment and other tangible personal property, computer and computer-related hardware or equipment,

	8.9.2.	the Transferred Software, licenses, and source code relating to the Products and Services or to the Business,

	8.9.3.	the Transferred Intellectual Property,

8.9.4.

all Documents, files, instruments, correspondence, papers, books, reports, and lists, relating to the Purchased Assets, Transferred Intellectual Property, Products and Services or otherwise related to or that arise out of the Business, including, without limitation:

(i)        executed originals or copies of all Purchased Contracts;

(ii)       all product, business and marketing plans, operating manuals, technical documents, sales and product brochures and catalogs and other sales and advertising literature and materials;

(iii)      all Permits and regulatory filings and correspondence; and

(iv)      all financial, accounting and tax records and files, insurance policies, books, ledgers and business records relating to the Business;

in each case, whether in hard copy, electronic form or otherwise, and whether currently in the possession of the Seller, any of its service providers, or the Shareholder.

The Seller and the Subsidiary (as applicable) acknowledges and agrees that from and after the Closing, the Purchaser will be entitled to possession of all of the above.

8.10.	Transfer of the Transferred Shares.

8.10.1.

Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Shareholder and the Seller, at the Closing the Purchaser shall assign, transfer and deliver to the Shareholder all of the Transferred Shares and the Shareholder shall accept the Transferred Shares subject to the aforesaid terms and conditions, in each case, free and clear of any and all Liens.

8.10.2.

The Purchaser represents and warrants that it is the sole beneficial and record holder of the Transferred Shares, and that all Transferred Shares are free and clear of all liens, charges, mortgages, encumbrances and third party rights of any kind whatsoever.

8.10.3.

Subject to the transfer of the Transferred Shares upon Closing, the Shareholder and the Seller, hereby irrevocably releases and forever discharges the Purchaser and its representatives, including its employees, shareholders, officers and directors, against and from any and all claims, rights, obligations, damages and liabilities of whatever kind or nature, which the Shareholder ever had, now have, or may claim to have (whether directly or indirectly), whether known or unknown at the date hereof, relating to its ownership of the Transferred Shares and the transfer of the Transferred Shares hereunder.

8.11.	Statement; Shareholder's Shareholders Meeting.

8.11.1.

The Shareholder shall, as promptly as practicable following the execution of this Agreement (and no later than ten (10) Business Days following the date this Agreement is signed), prepare and file with the SEC a proxy statement in preliminary form relating to the special meeting of the Shareholder’s shareholders (the “Shareholder Shareholders Meeting”) to be held to consider the approval of the matters requiring the Required Shareholder’s Shareholders Approval and as promptly as practicable following the date on which the Shareholder receives confirmation from the SEC that it will not comment on, or that it has no additional comments on such proxy statement in preliminary form, but in no event more than three (3) Business Days thereafter, shall file the Proxy Statement. None of the information with respect to the Shareholder, the Seller, or the Subsidiary to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholder Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

8.11.2.

The Shareholder shall cause the Proxy Statement to be mailed to the Shareholder’s shareholders of record as of the record date established for the Shareholder Shareholders Meeting no later than seven (7) Business Days after the filing of the Proxy Statement. Each of the Seller and Purchaser shall furnish all information concerning such person to the Shareholder as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Shareholder shall promptly notify Purchaser and Amdocs upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Purchaser and Amdocs with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Seller and Purchaser shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the preliminary proxy statement or the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Shareholder (i) shall provide Purchaser and Amdocs an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall obtain the written pre-approval by Amdocs of any mention of Amdocs, (iii) shall obtain the written pre-approval of the Purchaser and Amdocs of any mention of the Purchaser, and (iv) shall include in such document or response all comments proposed by Purchaser and Amdocs, unless reasonably refused. The Shareholder shall use its best efforts to respond to and resolve all comments from the SEC with respect to the preliminary proxy statement and the Proxy Statement promptly. If, at any time prior to the Closing, any information relating to the Shareholder, Seller, Purchaser or any of their respective Affiliates, officers or directors should be discovered by either party which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Shareholder. All documents that the Shareholder is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding any other provision of this Section 8.11, neither a preliminary proxy statement nor the Proxy Statement shall be sent to the SEC or to the Shareholder's shareholders without the prior written consent of the Purchaser (which shall only be given with the written consent of Amdocs), such consent in each case not to be unreasonably withheld and provided that where the Purchaser or Amdocs withholds such consent in relation to a specific written requirement or comment of the SEC specifically sent to the Shareholder with respect to the Proxy Statement (and provided that the Purchaser or Amdocs (as applicable) have been afforded the reasonable opportunity to discuss such requirement with the SEC), and due to such withholding of consent the Proxy Statement cannot be finalized and sent to the Shareholder’s shareholders, then in such event, the non filling and failure to send the Proxy Statement to the Shareholder’s shareholders by the Shareholder shall not constitute an Event of Default under the Amdocs Loan. The Shareholder agrees to fully cooperate in the event that either Amdocs or the Purchaser desire that a confidential treatment request shall be initiated with the SEC with respect to the Proxy Statement and related materials.

8.11.3.

The Seller shall, promptly following the execution of this Agreement (or, with respect to calling, giving notice of, convening and holding a meeting of its shareholders, within seven (7) days following the expiration of the time period contemplated by Rule 14a-6(a) under the Exchange Act or the resolution of any comments from the SEC), establish a record date (which will be as promptly as reasonably practicable following the execution of this Agreement) for, duly call, give notice of, convene and hold the Shareholder Shareholders Meeting for the purpose of obtaining the Required Seller’s Shareholders Approval. Such Shareholder Shareholder's Meeting must be held within 30 days of the date after which it is confirmed that the SEC will have no comments to the proxy statement, or that any comments with respect thereto have been resolved. The notice of such Shareholder Shareholders Meeting shall state that a resolution to approve the matters requiring the Required Shareholder’s Shareholders Approval will be considered at the Shareholder Shareholders Meeting. The Board of Directors of the Shareholder shall recommend to shareholders of the Shareholder that they approve this Agreement and all other Transaction Documents to which the Shareholder is a party and the consummation of the Transactions, and shall include such recommendation in the Proxy Statement. The Shareholder shall use its best efforts to solicit from its shareholders proxies in favor of the matters requiring the Required Shareholder’s Shareholders Approval.

8.11.4.	The Shareholder shall ensure that all proxies solicited in connection with the Shareholder Shareholders Meeting are solicited in compliance with all applicable Laws.

8.12.	No Shop Obligation.

8.12.1.

Each of the Seller, the Subsidiary and the Shareholder hereby agrees and undertakes to ensure that from the date of this Agreement until the No Shop End Date neither it nor any of its Representatives will, directly or indirectly:

	(a)	solicit, initiate, consider or encourage the submission of any expression of interest, proposal or offer from any person or entity (other than Amdocs) relating to a possible Acquisition Transaction;

(b)

participate in, conduct or engage in any discussions or negotiations or enter into any agreement or term sheet with, or provide any information to, or otherwise cooperate with, any person or entity (other than Amdocs) relating to or in connection with a possible Acquisition Transaction, or facilitate in any other manner any effort or attempt by any party to do or seek any of the foregoing or to effect any Acquisition Transaction;

(c)

accept any proposal or offer from any person or entity (other than Amdocs) relating to a possible Acquisition Transaction, or make or authorize any statement, recommendation or solicitation in support of a possible Acquisition Transaction;

(d)

disclose to any person or entity (other than Amdocs) information with respect to the Seller, the Subsidiary or the Business, their business or affairs for the purpose of facilitating or encouraging any effort or attempt to pursue a possible Acquisition Transaction.

8.12.2.	For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction (other than the transaction envisaged by this Agreement) involving:

	(a)	the sale, license or disposition of all or a material portion of the Business or the assets of the Seller or the Subsidiary; or

(b)

the issuance, sale, grant or disposition of: (A) any share capital or other equity security of the Seller or the Subsidiary; (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital or other equity security of the Seller or the Subsidiary; (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other equity security of the Seller or the Subsidiary; or

	(c)	any merger, consolidation, business combination, joint venture, share exchange, reorganization or similar transaction involving the Seller or the Subsidiary.

8.13.

Release. (i) The Seller, Subsidiary and the Shareholder, and (ii) the Purchaser, hereby with effect from Closing, on its own behalf and on behalf of its Affiliates and Representative forever discharges each of (in the case of (i)) the Purchaser, its Affiliates and their respective Representatives, shareholders, successors and assigns, and (in the case of (ii)) the Seller and the Shareholder, from any and all proceedings, claims, Contracts and Liabilities relating in any way whatsoever to the Seller, the Subsidiary, the Shareholder and the Business, any action or omission of any such person relating thereto, whether known or unknown, which they may now have, have ever had or may hereafter have, providedthat nothing contained herein shall operate to release any obligation or liability of the Purchaser or of the Seller, Subsidiary or Shareholder arising under this Agreement or any of the Transaction Documents. The Seller and the Shareholder hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind based upon any matter purported to be released hereby. Without limitation of the foregoing, the Seller and the Shareholder hereby agree, effective as of the Closing, to terminate any and all Contracts by and between the Purchaser or its Affiliates on the one hand, and the Seller, the Shareholder or any of their Affiliates and Representatives on the other hand, except for this Agreement and the Transaction Documents, without any remaining liability of Purchaser and by signing this Agreement all such Contracts shall be deemed terminated automatically at the Closing.

9.	CONDITIONS TO CLOSING

9.1.

Conditions Precedent to the Obligations of Each Party.The respective obligations of each of the Purchaser, Seller and the Subsidiary to effect the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

9.1.1.

No Legal Proceedings or Order. (i) There shall be no Legal Proceedings against the Seller or Purchaser either temporarily or permanently which has or could have the effect of making the transactions contemplated by this Agreement and/or the Exclusivity Release illegal, or otherwise restraining, prohibiting or preventing the consummation thereof, and (ii) there shall not be in effect any Order, nor shall any action have been taken, by any Governmental Body threatening or restraining, prohibiting or preventing the consummation of transactions contemplated by this Agreement and/or the Exclusivity Release, and (iii) no Law or Order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation thereof illegal.

	9.1.2.	Governmental Approvals. Any Consents and waivers necessary for consummation of, or in connection with, the transactions contemplated hereby from a Governmental Body have been obtained.

	9.1.3.	Required Shareholder's Shareholders Approval. The Required Shareholder's Shareholder Approval shall have been obtained.

9.2.

AdditionalConditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each and every of the following conditions (it being understood that each such condition is solely for the benefit of Purchaser and may be waived by the Purchaser, with the written consent of Amdocs, in writing in its sole discretion without notice, liability or obligation to any Person and that in the event of any disagreement between Purchaser and Amdocs as to the satisfaction or non-satisfaction of a condition, Purchaser shall not be entitled to acknowledge the satisfaction of such condition without the written consent of Amdocs):

9.2.1.

Representations and Warranties. The representations and warranties of the Shareholder set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing as though made at and as of the Closing; except (i) for the Fundamental Representations which shall be true and accurate in all respects on and as of the date of this Agreement and on and as of the Closing Date; and (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as aforesaid on and as of such earlier date.

9.2.2.

Covenants. Each of the Shareholder, the Seller and the Subsidiary shall have performed and complied in all material respects with all obligations, agreements and conditions of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

	9.2.3.	Receipt of Closing Deliveries. Purchaser shall have received each of the Documents set forth in Section 4.2.1, in form and substance reasonably acceptable to the Purchaser;

9.2.4.

No Injunctions or Restraints on Conduct of Business. No Legal Proceedings or Order, temporary, preliminary or permanent, issued by any Governmental Body which has or could have the effect of limiting or restricting Purchaser’s ownership of the Purchased Assets or conduct or operation of the Business following the Closing shall be in effect, nor shall there be pending or threatened any suit, action or proceeding seeking any of the foregoing.

9.2.5.

Third Party Consents. The Consents or registration, declaration or filing with, any Governmental Body or Third Party, listed on Schedule 1.3 shall have been obtained, in a form reasonably satisfactory to Purchaser;

9.2.6.

Employees.(i) Not less than seventy percent (70%) of the Employees, and (ii) not less than ninety percent (90%) of the Employees set forth on Schedule 9.2.6 hereto, shall have consented to becoming Hired Employees and have executed the Purchaser Employment Documents, and no action shall have been taken by any such individual to rescind or terminate any such document.

9.2.7.	Material Adverse Effect. There shall not have occurred a Material Adverse Effect;

9.2.8.

Closing of the Utiba SPA. The transactions contemplated under the Utiba SPA shall have been consummated and the Closing (as defined in the Utiba SPA) shall have occurred prior to or concurrently with the Closing hereunder

9.2.9.

Exclusivity Release. The Exclusivity Release shall remain in full force and effect, and the release thereunder shall have gone into effect contemporaneously with Closing, and no there shall be no Legal Proceedings or Order which has or could have the effect of limiting the effect or enforceability of the releases granted under the Exclusivity Release, nor shall there be pending or threatened any suit, action or proceeding seeking any of the foregoing.

9.3.

AdditionalConditions Precedent to Obligations of the Seller and the Subsidiaries. The obligation of the Seller and the Subsidiaries to effect the Closing is subject to the satisfaction, on or prior to the Closing Date, of each and every of the following conditions (it being understood that each such condition is solely for the benefit of Seller and may be waived by the Seller in writing in its sole discretion without notice, liability or obligation to any Person):

9.3.1.

Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing as though made at and as of the Closing; except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as aforesaid on and as of such earlier date;

9.3.2.

Covenants. Purchaser shall have performed and complied in all material respects with all obligations, agreements and conditions of this required to be performed, or complied with by the Purchaser on or prior to the Closing Date.

	9.3.3.	Receipt of Closing Deliveries. The Seller shall have received all Documents set forth in Section 4.2.2, in form and substance reasonably acceptable to the Seller.

10.	INDEMNIFICATION.

10.1.

Survival of Representations and Warranties. The representations and warranties of the parties contained in Exhibit C to this Agreement shall survive the Closing through and including 24 months following the Closing Date, other than (A) (i) claims for fraud, willful misconduct or intentional misrepresentation, or (ii) the representations and warranties set forth in Paragraph 1.2 of Exhibit C (Authorization); Paragraph 1.3 of Exhibit C (Non-Contravention; Consents); Paragraph 1.4 of Exhibit C (Title to Purchased Assets); Paragraph 1.9 of Exhibit C (Tax Matters), and Paragraph 1.15 of Exhibit C (Foreign Corrupt Practices Act) (collectively “Fundamental Representations”); all of which shall survive the Closing until the date that is six (6) months after the expiration of the applicable statute of limitations with respect to any theretofore unasserted claims arising out of or otherwise in respect thereof; and (B) the representations and warranties set forth in Paragraph 1.10 of Exhibit C (Intellectual Property) which shall survive the Closing through and until 48 months following the Closing Date with respect to any theretofore unasserted claims arising out of or otherwise in respect thereof; (each such period, as the case may, be shall be referred to as the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Damages as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 10.6 before the termination of the applicable Survival Period.

10.2.	Indemnification.

The Seller and the Shareholder (severally and not jointly among themselves) (the “Indemnifying Party(ies)”) shall, indemnify, defend and hold harmless the Purchaser and its Affiliates, Representatives and successors and assigns (the “Indemnified Party(ies)”) from and against, and pay or reimburse, as the case may be, any Indemnified Party for, any and all Damages paid, incurred, accrued or sustained by such Indemnified Party directly or indirectly based upon, arising out of or otherwise in any way relating to or in respect of:

10.2.1.

any failure of any representation or warranty made by the Seller, the Subsidiary and the Shareholder in this Agreement or in any Transaction Document (including, the Disclosure Schedule, and any exhibit or schedule thereto) to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which specifically relate to an earlier date, which representations and warranties shall be true and correct as of such date; for such purpose, any materiality standard or qualification contained in such representation or warranty shall be disregarded;

10.2.2.

any breach, default or violation of any covenant or obligation of, or agreement by, the Seller, the Subsidiary or the Shareholder or any of their respective Representatives and Affiliates contained in any Transaction Document;

10.2.3.	any Excluded Asset or any Excluded Liability; or

10.2.4.

any and all Taxes, including withholding taxes, that may be imposed as a result of the transactions contemplated hereunder (including under the Exclusivity Release), either on the Seller, any Subsidiary or the Shareholder.

10.3.

An Indemnifying Party shall not have any Liability under Section 10.2.1 (other than involving fraud, willful misconduct or intentional misrepresentation) unless the aggregate amount of Damages claimed by the Indemnified Party(ies) are in the excess of US$25,000 in the aggregate (the “Basket”) and, in such event, the Indemnifying Party shall be required to pay the entire amount of such Damages from the first dollar.

10.4.

No investigation made by or on behalf of any party hereto or its Representatives or by Amdocs or the knowledge of any such party’s (or its Representatives) or Amdocs shall effect any indemnification rights hereunder.

10.5.	The Holdback Amount. The Holdback Amount shall be initially retained by the Purchaser on the Closing Date and shall be paid as follows:

(a)

US$150,000, less any amounts reduced from the Holdback Amount or permitted to be withheld from the Holdback Amount pursuant to Section 10.6 below at or prior to such time, shall be released by the Purchaser and paid to the Seller at 5:00 p.m., Florida local time, on the date that is 12 months following the Closing Date, and

(b)

The remaining part of the Holdback Amount, less any amounts reduced from the Holdback Amount or permitted to be withheld from the Holdback Amount pursuant to Section 10.6 below at or prior to such time, shall be released by the Purchaser and paid to the Seller at 5:00 p.m., Florida local time, on the date that is 18 months following the Closing Date (the dates of release in Section 10.5(a) and (b) each being a “Release Date”, and the date of release in this Section 10.5(b) being the “Final Release Date”).

10.6.	Indemnification Procedures.

	10.6.1.	On or before the last day of the applicable Survival Period, any Indemnified Party may deliver to the Shareholder a certificate signed by any officer of the Indemnified Party (a “Notice of Claim”):

10.6.1.1.

stating that an Indemnified Party has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of such party or its Representatives, which could give rise to Damages);

10.6.1.2.

stating the amount of such Damages (which, in the case of Damages not yet incurred, paid, reserved or accrued, may be the amount reasonably anticipated by the Indemnified Party to be incurred, paid, reserved or accrued); and

10.6.1.3.

specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the individual items of such Damages included in the amount so stated and the nature of the claim to which such Damages are related.

No delay in providing such Notice of Claim within the applicable Survival Period shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

10.6.2.	[Intentionally Left Blank]

10.6.3.

Without derogating from any other provisions of this Agreement, in case of a delivery of a Notice of Claim during the Holdback Period, the Holdback Amount shall be reduced by the amount set out in such Notice of Claim unless the Shareholder shall in good faith object in a written statement to any claim or claims made in the Notice of Claim, and such statement shall have been delivered to the Purchaser prior to the expiration of a period of 20-days after the delivery of such Notice of Claim.

10.6.4.

If the Shareholder does not notify the Indemnified Party in writing within 20 days from its receipt of the Notice of Claim that it disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party(ies) from and against the entirety of Damages described in the Notice of Claim.

10.6.5.

If the Shareholder in good faith objects in writing to any claim or claims by Indemnified Party(ies) made in any Notice of Claim within such 20-day period, the Purchaser (by and on behalf of the Indemnified Party(ies)) and the Shareholder (by and on behalf of the Indemnifying Party(ies)) shall attempt in good faith for 20 days after receipt of such written objection to resolve such objection.

10.6.6.

If no such agreement can be reached during the 20-day period for good faith negotiation, but in any event upon the expiration of such 20-day period, either Purchaser and or the Shareholder may submit the claim described in the Notice of Claim to arbitration in accordance with the provisions of Section 12.4 below, to resolve the matter. The decision of the Arbitrator in the arbitration conducted pursuant to Section 12.4 below as to the validity and amount of any claim in such Notice of Claim shall be binding and conclusive upon the parties to this Agreement.

10.6.7.

Prior to payment of any part of the Holdback Amount on a Release Date, such portion of the Holdback Amount that is still subject to any unresolved or unsatisfied claims for Damages specified in any Notice of Claim delivered to the Seller prior to such Release Date shall not be paid by the Purchaser until such claims for Damages have been resolved or satisfied as set forth above.

10.7.	Third Party Claims.

10.7.1.

If a claim or demand is made against any Indemnified Party, or an Indemnified Party shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (and who is not an Affiliate of a party to this Agreement) (a “Third Party Claim”) as to which the Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnified Party will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give any such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

10.7.2.

The Indemnified Party shall have the right, at its election to conduct and control, through counsel of its own choosing, the settlement or defense of any such Third Party Claim, and the Indemnifying Party shall fully cooperate with it in connection therewith.

	10.7.3.	If the Indemnifying Party assumes the defense of a Third Party Claim, subject to the Purchaser prior written approval then:

10.7.3.1.

Indemnified Party shall make available to the Indemnifying Party any documents and materials in its possession or control that may reasonably be necessary to the defense of such Third Party Claim (to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party or contain proprietary and/or confidential information thereof);

10.7.3.2.	the Indemnifying Party shall keep the Indemnified Party informed of all material developments relating to such Third Party Claim;

10.7.3.3.

the Indemnifying Party shall not be permitted to effect any settlement, adjustment or compromise of such Third Party Claim or any of the claims made in connection therewith without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless: (A) such settlement, adjustment or compromise involves no finding or admission of any breach by any Indemnified Party of any obligation to any other Person or any violation by any Indemnified Party of any Laws; (B) such settlement, adjustment or compromise involves no non-monetary relief or remedy, including any restrictions on the Indemnified Parties’ ability to operate or compete; (C) the sole relief provided in connection with such settlement, adjustment or compromise is monetary damages that are paid by any party other than the Indemnified Parties and Amdocs and its Affiliates.

10.7.4.

In the event that the Indemnified Party shall have assumed the conduct and control, of the settlement or defense of any Third Party Claim, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (and the costs and expenses incurred by the Indemnified Party in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which the Indemnified Party may seek indemnification pursuant to a claim made hereunder); provided, however, that in the event that the Indemnified Party does not obtain the prior written consent from the Indemnifying Party in connection with a settlement of a Third-Party Claim (which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Indemnifying Party shall have objected within fifteen (15) Business Days after a written request for such consent by the Indemnified party), no settlement or resolution of any such Third Party claim shall be determinative of the existence of or amount of Damages relating to such matter.

10.7.5.

In connection with any defense of a Third Party Claim, the parties hereto shall, and shall cause their respective Representatives to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish to each other such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith (to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party or contain proprietary and/or confidential information thereof).

10.8.

Tax Treatment of Indemnity Payments. Seller and Purchaser agree that it is their intent to treat any indemnity payment made pursuant to this Section 10 as an adjustment to the consideration set forth in Section 3 for all Tax purposes, to the extent allowable and recognizable under applicable Law and by the relevant Governmental Body.

11.	TERMINATION OF AGREEMENT.

11.1.	This Agreement

11.1.1.	may be terminated prior to the Closing as follows:

	11.1.1.1.	by mutual written consent of Purchaser (with the written consent of Amdocs) and the Seller;

11.1.1.2.

by either Purchaser (with the written consent of Amdocs) or by Amdocs, on or after January 25, 2014 (provided that at such time the Purchaser (with the written consent of Amdocs) or Amdocs may extend such date for a period of up to two additional calendar months), and by Seller on or after September 20, 2014 or such other date that Purchaser (with the written consent of Amdocs) and Seller may agree upon in writing, if the Closing shall not have occurred by the close of business on such date, provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before such date or that has caused any of the conditions set forth in Section 9 not to have been satisfied on or before such date;

11.1.1.3.

by either Purchaser (with the written consent of Amdocs) or Seller if there shall be in effect a final nonappealable injunction or other Order of a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or a material portion thereof; provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach of this Agreement has been the cause of or resulted in such injunction or other Order;

11.1.1.4.

by Purchaser (with the written consent of Amdocs), if (i) the Shareholder, the Seller or any Subsidiary shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five (5) Business Days after receipt by the Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 9.1 or 9.2 to be satisfied had the Closing was to occur on such date, or (ii) the conditions set out in Sections 9.2.1, 9.2.4 or 9.2.8 shall have not been satisfied or are reasonably expected not to be satisfied;

11.1.1.5.

by the Seller, if (i) Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 9.1 or 9.3 to be satisfied had the Closing was to occur on such date, or (iii) the conditions set out in Section 9.3.1 shall have not been satisfied or are reasonably expected not to be satisfied;

11.1.1.6.	by Purchaser (with the written consent of Amdocs) if the Utiba SPA terminates pursuant to its terms (other than as set out in Section 11.1.2 below)

11.1.2.	shall terminate automatically if the Utiba SPA is terminated by Amdocs.

11.2.

Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 11 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, except for this Section 11.2 and Sections 8.1, 8.12, 11.3, 12.4, and 12.5 of this Agreement, which shall remain in full force and effect.

11.3.

Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without any liability to any of the parties and their respective Representatives; provided, however, that nothing in this Section 11.3 shall relieve a party of any liability for a willful or material breach of this Agreement prior to the effective date of such termination. No party shall be liable for any consequential, incidental or indirect damages, including loss of profits or loss of opportunities of the other party.

12.	MISCELLANEOUS.

12.1.

Entire Agreement. This Agreement (including the schedules and exhibits hereto and all other Transaction Documents) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among certain of the parties hereto with respect to the subject matter hereof.

12.2.

Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and all other Transaction Documents) can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument signed by the Shareholder and Purchaser (provided that no waiver, amendment, supplement or change may be approved by the Purchaser, and such waiver, amendment, supplement or change shall not be effective, without the written consent of Amdocs), or in case of a waiver by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. For the avoidance of doubt, neither this Agreement nor any Transaction Document constitutes a waiver or release of any right of the Purchaser under the Shareholders Agreement and the Purchaser reserves its rights thereunder.

12.3.

Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties hereto and Amdocs, and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may freely assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser's rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser's rights to seek indemnification hereunder) to Amdocs Development Limited (or any of its Affiliates) or (with the written consent of Amdocs) to any Affiliate of the Purchaser or to an acquirer of all or substantially all of Business and/or the Purchased Assets (whether by sale, merger or otherwise); provided that that in case of an assignment prior to Closing, Purchaser shall remain liable for all of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

12.4.

Governing Law; Jurisdiction.This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Any dispute (and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever) arising out of or in connection with this Agreement and the Transaction Documents, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by a sole arbitrator (the “Arbitrator”) selected by the Seller and the Purchaser in accordance with the rules of the London Court of International Arbitration then in effect (“LCIA”). The language of all the arbitration proceedings shall be English. To the extent that an Arbitrator has been selected in respect of any dispute relating to the Utiba SPA, the same Arbitrator shall be appointed pursuant hereto.

Any dispute (and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever) arising out of or in connection with this Agreement and the Transaction Documents, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by a sole arbitrator (the “Arbitrator”) selected by the Seller and the Purchaser in accordance with the rules of the London Court of International Arbitration then in effect (“LCIA”). The language of all the arbitration proceedings shall be English. To the extent that an Arbitrator has been selected in respect of any dispute relating to the Utiba SPA, the same Arbitrator shall be appointed pursuant hereto.

In the event that the Seller and the Purchaser are not able to agree upon the Arbitrator within thirty (30) days of a request by either Seller or the Purchaser to appoint an arbitrator, the Arbitrator will be appointed at the request of either the Seller or the Purchaser by the LCIA. The situs of all arbitration proceedings shall be London, England. The arbitration award and/or determination shall be final and binding and judgment may be entered thereon in any court of competent jurisdiction.

Notwithstanding the aforesaid, the Purchaser shall be entitled to resort to courts of competent jurisdiction to apply for an injunction, specific performance or any equivalent remedy, in order to restrain the breach of Sections 7 and 8 pending final resolution of the disputes referred for arbitration in accordance with the terms of this Section 12.4.

Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 12.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

12.5.

Notices. All notices and other communications under this Agreement shall be in writing shall be given or made by delivery in person (and shall be deemed to have been duly given upon such delivery), by overnight courier service (and shall be deemed to have been duly given two (2) days after delivery to the courier service), by facsimile or email (and shall be deemed to have been duly given after transmission in full with electronic confirmation of transmission, or if delivered on a non-Business Day or after recipient’s business hours, on the first Business Day after transmission), or by registered or certified mail (postage prepaid, return receipt requested) (and shall be deemed to have been duly given five (5) Business Days after delivery to the mail service) to the respective parties at the following addresses (or to such other address or contact details as a party may have specified by notice given to the other party pursuant to this provision, provided, however, that any notice of change of address or contact details shall only be valid upon actual receipt):

If to Seller or the Subsidiary, to:

Henryk Dabrowski
Alternet Transaction Systems, Inc.
Suite 301
2665 South Bayshore Drive
Miami, FL 33133

If to Shareholder, to:

Henryk Dabrowski
Alternet Systems, Inc.
Suite 301
2665 South Bayshore Drive
Miami, FL 33133
With a copy to:

Curtis Carlson
Carlson &Lewittes, P.A.
Suite 1200
One S.E. Third Avenue
Miami, FL 33131
If to Purchaser, to:

80 South Bridge Road #03-01
Singapore 058710
With a copy to:

Amdocs Development Limited
141 Omonia Avenue
The Maritime Center
PO Box 50483
3606 Limassol
Cyprus

12.6.

Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.7.

Expenses. Whether or not the Closing is affected, and except as specifically and expressly provided otherwise in this Agreement (including the proviso in Section 2.3), each of the Seller, the Shareholder and of the Purchaser shall bear its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby (including, without limitation, investment banking, financial advisors, legal and accounting fees). This Section shall survive the consummation, termination or expiration of this Agreement, the Closing and the transactions contemplated hereby.

12.8.

Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.9.

Specific Performance.Set Off. The parties acknowledge and agree that the breach of this Agreement would cause irreparable damage to the parties and that the parties will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement, including Seller's obligation to sell the Purchased Assets to Purchaser and Purchaser obligation to pay the Purchase Price, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedy shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Following the Closing, to the extent that the Purchaser or its Affiliates or any other Indemnified Party is entitled to any payment from any Seller or Shareholder under this Agreement or any Transaction Document, including, without limitation, payment under the indemnification provisions of Section 10, the Purchaser shall be entitled to offset such amount from any payment due or payable to any of the Seller or Shareholder in accordance with Section 2 or otherwise in accordance with this Agreement and the Transaction Documents . If any payment to any Seller or Shareholder under this Agreement or the Transaction Documents, including any payment of the Purchase Price , becomes due in accordance with this Agreement while a claim for indemnification is pending and not yet finally resolved, then the Purchaser and Amdocs may withhold such portion of such payment that it determines in good faith would be necessary to satisfy such pending claim. In addition, and without derogating from any other provision of this Agreement, the Purchaser and Amdocs may set off any withhold from any future payment under this Agreement any Accounts Receivable that is used in the calculation of the Purchase Price Adjustment under Section 3.5 above that is eventually not collectible by Purchaser.

12.10.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

12.11.

Third-Party Beneficiary; Enforcement. Amdocs shall be deemed as an intended third party beneficiary to all rights granted to the Purchaser under this Agreement and shall be entitled to exercise all rights or remedies available to the Purchaser under this Agreement in the name and on behalf of the Purchaser or on Amdocs’ name, as if such rights have been granted to Amdocs, at its sole and unfettered discretion, and upon delivery of any information or notice of any matter to the Purchaser, the Seller and the Shareholder shall ensure that such information or notice is given simultaneously to Amdocs. At any time Amdocs shall be able to determine by written notice to the Purchaser and the Shareholder (upon the delivery of which such notice shall be immediately effective), in its sole discretion, (i) to enforce this Agreement or any provision thereof on behalf of Purchaser, without any approvals required from the Purchaser, as if Amdocs was the Purchaser hereunder, and (ii) that the Purchaser shall be Amdocs (or an Affiliate of Amdocs) instead of the Purchaser, and to enforce this Agreement on behalf of Amdocs as a “Purchaser” under this Agreement (without any approvals required from Purchaser). Purchaser shall assign to Amdocs this Agreement and any and all of its rights and obligations hereunder immediately upon delivery of written notice by Amdocs to the Purchaser and the Shareholder.

[signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

UTIBA PTE. LTD.

By: __________________________________________

Name:

Title:

ALTERNET TRANSACTION SYSTEMS INC.

By: __________________________________________

Name:

Title:

UTIBA GUATEMALA S.A.

By: __________________________________________

Name:

Title:

ALTERNET SYSTEMS INC.

By: __________________________________________

Name:

Title:

[Signature Page to Asset Purchase Agreement]

FIRST AMENDMENT

TO THE

ASSET PURCHASE AGREEMENT

                     This Amendment to the Asset Purchase Agreement (this “Amendment”) is made as of January 6, 2014, by and between UTIBA PTE LTD., a corporation formed under the laws of Singapore (“Purchaser”), ALTERNET TRANSACTION SYSTEMS INC., a corporation formed under the laws of the state of Florida (“Seller”), UTIBA GUATEMALA S.A. a company incorporated, under the laws ofGuatemala (the “Subsidiary”) and ALTERNET SYSTEMS, INC., a corporation formed under the laws of the state of Nevada (the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement, dated as of October 13, 2013, by and among the Purchaser, the Seller, the Subsidiary and the Shareholder (the “Asset Purchase Agreement”).

          WHEREAS, pursuant to Section 12.2 of the Asset Purchase Agreement, the Asset Purchase Agreement may be amended by written instrument signed by the Shareholder and Purchaser; and

          WHEREAS, the Shareholder and the Purchaser desire to amend and restate the Asset Purchase Agreement in its entirety, so that the attached amended and restated Asset Purchase Agreement attached to this Amendment as Annex A (the “Amended And Restated Asset Purchase Agreement”) shall replace in its entirety the Asset Purchase Agreement as of the date first mentioned above.

          WHEREAS, Amdocs has, as required by Section 12.2 of the Asset Purchase Agreement, given its written consent to the amendments stated herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, the parties hereto, intending to be legally bound, agree as follows:

1.	Amended And Restated Asset Purchase Agreement.

The Amended and Restated Asset Purchase Agreement attached hereto as Annex A shall replace in its entirety the Asset Purchase Agreement as of the date first mentioned above.

2.

Entire Agreement.By execution of this Amendment, the Shareholder and the Purchaser executing the same, being the only and sufficient parties required to amend the Asset Purchase Agreement in accordance with Section 12.2 thereof, hereby agree that the Asset Purchase Agreement is hereby amended and restated as set forth herein.

3.	Governing Law. This Amendment is an integral part of the Asset Purchase Agreement and the provisions of Section 12.4 (Governing Law and Jurisdiction) shall apply to this Amendment.

4.

Severability. If any term or other provision of this Amendment is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.

Captions. The captions used in this Amendment are for convenience of reference only and do not constitute a part of this Amendment and shall not be deemed to limit, characterize or in any way affect any provision of this Amendment, and all provisions of this Amendment shall be enforced and construed as if no captions had been used in this Amendment.

6.

Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Amendment (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Amendment, as an original.

UTIBA PTE. LTD.

By: __________________________________________

Name:

Title:

ALTERNET SYSTEMS INC.

By: __________________________________________

Name:

Title:

[Signature Page to Amendment To Asset Purchase Agreement]

Exhibit A

Non-Compete Covenant

The following covenants and undertakings are given pursuant to the terms of the Agreement.

WHEREAS

Alternet is in the business of owning portfolio companies that operate in the mobile communications industry and the parties do not intend by this Non-Compete Covenant to restrict the Shareholder's ability to own and operate companies that operate in the mobile communications industry except and only to the extent that they compete with the current business being conducted by the Seller and the Subsidiary; and

WHEREAS

As part of the consideration for the APA (and specifically in consideration for the payment of the Non-Compete Purchase Price), Alternet has agreed to enter into a limited non-compete agreement for a term of three (3) years under the terms and conditions contained herein.

          1.      Definitions in this Non-Compete Covenant. Except as otherwise defined herein, capitalized terms shall have the meanings ascribed thereto in the Agreement. For the purposes of this Non-Compete Undertaking only (and not, for the avoidance of doubt, any other provision of the Agreement), “Business” shall mean the operations and activities of the Seller and the Subsidiary concerning the research, development, production, marketing, sale, distribution, maintenance, provision of services for, and other related activities, related to the mobile payment, top up and mobile financial services business including to the mobile financial and mobile commerce suite of services, offered via a software platform, sold as a software license, or as a hosted service, that Seller and the Subsidiary market as Software as a Service (SaaS), as such business has been conducted prior to and as at the Closing, and as proposed to be conducted as of the date hereof, by the Seller and the Subsidiary. The parties agree that Business shall not include any other activities other than those set out in the immediately preceding sentence.

          2.      Non-Competition; Non-Solicitation; Confidentiality. In further consideration for the consideration under the Agreement (and specifically in consideration for the Non-Compete Purchase Price) and in order to protect the value of the Business (including, without limitation, the goodwill inherent therein), and that the Purchaser may have and enjoy the full benefit of the Business and the Purchased Assets, upon the Closing:

                    2.1      the Shareholder, the Seller and the Subsidiary shall not, and shall cause its Affiliates (including the Seller and the Subsidiary) not to, directly or indirectly, from the Closing Date until the expiration of 36 (thirty six) months after the Closing (the “Non-Compete Period”): (i) own, manage operate, finance, join, control or participate in the ownership, management, financing, operation, business or control of, consult to, render services for, permit its name to be used or in any other manner engage or compete, in or otherwise be involved in any way in any business or Person anywhere in the world that (a) engages or is intended to engage in the Business, as conducted and as proposed to be conducted, or (b) is otherwise directly or indirectly competing or is intended to compete with the Business; or (ii) initiate or maintain any contact with any Person associated with the Sellers or the Shareholder in the past and/or the present regarding all matters relating to the Purchased Assets in a manner that interferes with the use of the Purchased Assets and the Business. For purposes of this Non-Compete Covenant, the term “participate” includes any direct or indirect interest in any Person, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include passive ownership of less than one (1) percent of the share capital of a publicly held corporation whose shares are traded on a securities exchange or in the over the counter market.

                    2.2      During the Non-Compete Period, the Shareholder shall not, and shall cause its Representatives and Affiliates (including the Seller and the Subsidiary), not to: (i) cause, solicit, induce or encourage any Hired Employees to leave their employment or engagement with the Purchaser or any of its affiliates, or otherwise engage such Person; (ii) cause, induce or encourage any actual or prospective client, customer, supplier, distributor, reseller, licensee, or licensor of the Business (including any existing customer of the Seller or the Subsidiary and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a business relationship with the Business, to terminate or adversely modify any such actual or prospective relationship with Purchaser, or (iii) call on, solicit, or service any client, customer, supplier, distributor, reseller, licensee or licensor of the Business, or any other Person who has a business relationship with the Business, with respect to products or services that are included in the Business, as conducted and as proposed to be conducted on the date of Closing. In addition, to the extent that, during the Non-Compete Period, the Seller, the Subsidiary or the Shareholder or any of their respective Representatives are approached by any potential customer who is interested in the Business, then the Shareholder shall and shall procure that the Seller and the Subsidiary shall, refer such potential customer to the Purchaser.

                    2.3      From and after the date hereof, the Shareholder shall not, and shall cause its Representatives and Affiliates (including the Seller and the Subsidiary), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Business Confidential Information. For purposes hereof, “Business Confidential Information” shall mean any non-public Trade Secrets or other confidential information with respect to the Purchased Assets, the Assumed Liabilities or the Business. “Business Confidential Information” does not include information that (i) is in the public domain at the time of disclosure by Purchaser or subsequently becomes so through no fault of the Shareholder, the Subsidiary or the Seller; (ii) is furnished to the Shareholder, the Seller or the Subsidiary by a third party having a lawful right to do so; or (iii) was explicitly approved for release by written authorization of Purchaser. The Shareholder, the Seller and the Subsidiary shall be permitted to disclose Business Confidential Information if such disclosure is in response to a valid order of a court or other Governmental Body, but only to the extent of and for the purposes of such order, provided, however, that the Shareholder, the Seller or the Subsidiary shall first notify Purchaser in writing of the order, and permit Purchaser to seek an appropriate protective order.

          3.      Adequate Consideration. The Shareholder acknowledges and represents that: (i) sufficient consideration has been given as it relates hereto; (ii) it has consulted with independent legal counsel regarding such party’s rights and obligations hereunder; (iii) it fully understands the terms and conditions contained herein; (iv) the scope of the Business is independent of location (such that it is not practical to limit the restrictions contained in this Non-Compete Covenant to a specified country, city or part thereof); and (v) the restrictions and agreements in this Non-Compete Covenant are reasonable in all respects and necessary for the protection of the Business and the Purchased Assets, including, any confidential information and goodwill related thereof, and that, without such protection, the customer and client relationship and competitive advantage of the Purchaser would be materially adversely affected.

          4.      Miscellaneous.

                    4.1      The covenants and undertakings contained in this Non-Compete Covenant relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Non-Compete Covenant may cause irreparable injury to the Purchaser and/or its Affiliates (and their its successors, assigns and any third-party beneficiary), the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Purchaser and/or its Affiliates (and their its successors, assigns and any third-party beneficiary) may be entitled to seek, in addition to other rights and remedies existing in their favor at Law or in equity, an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of any provisions of this Non-Compete Covenant.

                    4.2      The parties hereto agree that, if any court of competent jurisdiction in a final non-appealable judgment or Order determines that the restrictions in this Non-Compete Covenant are unreasonable under circumstances, or that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Non-Compete Covenant is unreasonable, arbitrary or against public policy, then the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area or any other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

                    4.3      This Non-Compete Covenant shall be governed by the laws of the state of Delaware. All actions brought to enforce this Non-Compete Covenant shall be brought only in the courts located in Miami-Dade County, Florida.

EXCLUSIVITY RELEASE AGREEMENT

          EXCLUSIVITY RELEASE AND PROTECTION OF GOODWILL AGREEMENT, dated as of October 15, 2013 (the “Agreement”) between UTIBA PTE LTD., a corporation formed under the laws of Singapore (“Utiba”), ALTERNET TRANSACTION SYSTEMS, INC., a corporation formed under the laws of the State of Florida (the "Company") and ALTERNET SYSTEMS, INC., a corporation formed under the laws of the State of Nevada (“Alternet”).

W I T N E S S E T H:

WHEREAS

Utiba and Alternet entered into a Shareholders Agreement relating to the Company, dated December 8, 2009, as amended on December 31, 2010 (the "ShareholdersAgreement"), pursuant to which each of Utiba and Alternet gave certain covenants not to compete with the Company on the terms set out in the Shareholders Agreement;

WHEREAS

Concurrently with their entry into this Agreement, Utiba, the Company and Alternet have entered into an Asset Purchase Agreement, pursuant to which the Company shall sell, and Utiba shall p3urchase, a substantial part of the business and assets of the Company (the "Asset Purchase Agreement"); and

WHEREAS

As an inducement to the willingness of Utiba to enter into the Asset Purchase Agreement, Alternet has agreed to release Utiba from its covenants contained in the Shareholders Agreement as of the Closing of the Asset Purchase Agreement and.

NOW, THEREFORE in consideration of the promises and the mutual representations, warranties, covenants agreements and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	INTRODUCTION

1.1.

For purposes of this Agreement, terms not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement, and the rules of construction set out in section 1.2 of the Asset Purchase Agreement shall apply hereto as though incorporated herein.

1.2.

The releases, waivers and covenants contained in Section 2 of this Agreement shall, automatically and with no further action from the parties, take effect immediately upon the occurrence of the Closing (as such term is defined in the Asset Purchase Agreement) (the time of such Closing being the "Effective Time").

2.	RELEASE OF UTIBA FROM THE SHAREHOLDERS AGREEMENT

2.1.

Release. Alternet and the Company hereby, with effect from the Effective Time and on each of their own behalf and on behalf of each of their respective Affiliates and each of their respective successors and assigns, irrevocably and unconditionally releases, discharges, acquits and holds harmless Utiba, its Affiliates and each of their respective successors and assigns (the "Released Parties") from any and all obligations, claims, demands, losses, actions, causes of action, judgments, rights and demands of whatever nature and howsoever arising under or in relation to: (a) the Shareholders Agreement, and (b) all other Contracts, agreements, obligations and undertakings of whatever kind or nature between Utiba, the Company and Alternet, and their respective Affiliates and each of their respective successor or assigns (except for the avoidance of doubt, this Agreement, the Asset Purchase Agreement and the transactions contemplated hereunder and thereunder), whether known or unknown, disclosed or undisclosed, including without limitation the covenants given by Utiba pursuant to Schedule C to the Shareholders Agreement (each being a "Released Claim" and the releases in this Section 2.1 being the "Releases").

2.2.

Waiver of any Future Rights. To the extent that any right or claim exists or may in the future exist against any of the Released Parties arising in respect of any Released Claim at any time after the Effective Time (whether relating to facts or circumstances arising before or after such time), Alternet and the Company unconditionally and irrevocably waive on their own behalf, and on behalf of their respective Affiliates and each of their successors and assigns, such right or claim.

2.3.

Closing is Final and Binding. The Releases under Section 2 of this Agreement shall take effect upon the payment of the Cash Consideration and thereafter shall be perpetual and irrevocable for any reason whatsoever (including in case of any breach or alleged breach of this Agreement). Following the payment of the Cash Consideration any claim under this Agreement by Alternet may only be a claim for money damages (or specific performance of payment of money consideration) and not for any other remedy.

3.	CONSIDERATION.

	3.1.	Consideration. Utiba shall pay as consideration for the releases and covenants granted under this Agreement an amount equal to Two Hundred Thousand US Dollars (US$200,000) (the “Cash Consideration”).

3.2.

Payment of the Consideration. Simultaneously with Closing (as such term is defined in the Asset Purchase Agreement), Utiba shall pay Alternet the Cash Consideration by wire transfer in immediately available funds to such account as is notified to it in writing by Alternet.

3.3.

Withholding Taxes. Utiba shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by any applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Alternet.

4.	REPRESENTATIONS AND WARRANTIES

Each of the parties hereby represents and warrants to the other party, as of the date hereof and as of the Effective Time as set forth below:

4.1.

Authorization. It has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.2.

Non-Contravention; Consents. The execution, delivery and performance by such party of this Agreement does not and will not (i) conflict with, or result in a violation of the Articles of Association of such party and any contract or agreement governing rights of their respective holders of securities; (ii) violate any order of any Governmental Body by which such party is bound; or (iii) violate any Law applicable to such party.

4.3.

Representations in the Asset Purchase Agreement. Alternet hereby makes each of the representations and warranties set out in Part 1 of Exhibit C of the Asset Purchase Agreement to Utiba, as of the date hereof and as of the Closing Date.

5.	TERMINATION OF AGREEMENT.

This Agreement may be terminated prior to the Closing either: (i) by mutual written consent of Utiba (with the written consent of Amdocs) and Alternet; or (ii) by either Utiba (with the written consent of Amdocs) or Alternet upon the termination of the Asset Purchase Agreement in accordance with its terms at any time prior to Closing.

6.	MISCELLANEOUS.

6.1.

Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument signed by the Shareholder and Purchaser (with the written consent of Amdocs), or in case of a waiver by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought (provided that where the waiving party is the Purchaser, such waiver shall only be effective with the written consent of Amdocs).

6.2.

Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Utiba may, upon or in connection with its assignment of rights under the Asset Purchase Agreement, assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the benefit of the releases and covenants hereunder) to Amdocs (or any of its Affiliates).

6.3.

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. The dispute provisions of section 12.04 of that certain share purchase agreement between Amdocs Development Limited, UtibaPte Ltd and the persons set out in Exhibit A thereto, dated September 12, 2013 shall apply to this Agreement mutandis mutatis, provide that in the event that an arbitrator has been selected in respect of any dispute relating to the SPA or the Asset Purchase Agreement, then to the extent practicable, such arbitrator shall be appointed as the Arbitrator and the arbitration relating to the matters herein shall be joined to the proceedings relating to such dispute.

6.4.

Specific Performance. The parties acknowledge and agree that the breach of this Agreement would cause irreparable damage to the parties and that the parties will not have an adequate remedy at law. Therefore, the obligations of Alternet under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedy shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement.

6.5.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall be considered one and the same agreement.

[signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

UTIBA PTE. LTD.

By: __________________________________________

Name:

Title:

ALTERNET SYSTEMS INC.

By: __________________________________________

Name:

Title:

ALTERNET TRANSACTION SYSTEMS INC.

By: __________________________________________

Name:

Title:

[Signature Page to Release Agreement]